Exhibit 99.1

Filed by: BJ’s Wholesale, Inc.

Pursuant to Rule 425 under the Securities Act of  1933 and deemed filed pursuant to Rule 13e-4(c)  of the Securities Exchange Act of 1934

Subject Company: BJ’s Wholesale, Inc.

Exchange Act File No. 001-13143

One Mercer Road

Natick, Massachusetts 01760

April 25, 2003

Dear Stockholder:

We invite you to attend our 2003 Annual Meeting of Stockholders on Thursday, May 22, 2003, at 11:00 a.m. at Crowne Plaza Hotel, 1360 Worcester Street (Route 9), Natick, Massachusetts. At this meeting, you are being asked to elect two directors, to amend the Company’s 1997 Stock Incentive Plan to permit a one-time stock option exchange program, to approve the 2003 Amendment and Restatement of the Company’s Management Incentive Plan and to approve the 2003 Amendment and Restatement of the Company’s Growth Incentive Plan.

We hope that you will join us on May 22nd and would like to take this opportunity to remind you that your vote is important.

Sincerely,

Michael T. Wedge President and Chief Executive Officer	Herbert J. Zarkin Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2003

The Annual Meeting of Stockholders of BJ’s Wholesale Club, Inc. will be held at Crowne Plaza Hotel, 1360 Worcester Street (Route 9), Natick, Massachusetts, on Thursday, May 22, 2003 at 11:00 a.m. to:

•	Elect two directors to serve until the 2006 Annual Meeting of Stockholders;

•	Approve an amendment of the Company’s 1997 Stock Incentive Plan, as amended (the “1997 Stock Incentive Plan”) to permit a one-time stock option exchange program under which outstanding stock options having an exercise price greater than $29.00 per share would be exchanged for new options. The new options would be exercisable for one-half the number of shares of the exchanged options and would have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which will be at least six months and one day after cancellation of the exchanged options. The Company’s directors, President/Chief Executive Officer and Executive Vice Presidents will not be eligible to participate in the program;

•	Approve the 2003 Amendment and Restatement of the Company’s Management Incentive Plan;

•	Approve the 2003 Amendment and Restatement of the Company’s Growth Incentive Plan; and

•	Transact other business properly brought before the meeting.

Stockholders of record at the close of business on April 7, 2003, may vote at the meeting.

By Order of the Board of Directors

KELLYE L. WALKER

Secretary

Natick, Massachusetts

April 25, 2003

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD; OR SUBMIT YOUR VOTE AND PROXY BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

BJ’s WHOLESALE CLUB, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2003

PROXY STATEMENT

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of BJ’s Wholesale Club, Inc. (“BJ’s” or the “Company”) is soliciting your proxy to vote your shares at the Annual Meeting. Unless you give different instructions, shares represented by properly executed proxies will be voted FOR the election of the two nominees set forth below and FOR the three other matters listed in the notice of meeting. You may revoke your proxy before it is exercised by sending a written revocation to the Secretary of BJ’s at the address below, by a later dated proxy or by a request at the meeting that the proxy be revoked.

Stockholders of record at the close of business on April 7, 2003, are entitled to vote at the meeting. Each share of BJ’s common stock, par value $.01 (“Common Stock”), outstanding on the record date is entitled to one vote. As of the close of business on April 7, 2003, there were outstanding and entitled to vote 69,292,607 shares of Common Stock.

This proxy statement, the enclosed proxy card and the Annual Report of the Company for the fiscal year ended February 1, 2003 were first mailed to stockholders on or about April 25, 2003.

The Company’s fiscal year ends on the Saturday closest to January 31 of each year. Fiscal year references apply to the Company’s fiscal year which ended on the Saturday closest to January 31 of the following year. For example, the fiscal year ended February 1, 2003 is referred to as 2002 or fiscal 2002. The Company’s address is One Mercer Road, Natick, Massachusetts 01760.

Vote Required

Under the Company’s by-laws, so long as a quorum is present at the meeting, the election of directors will require a plurality of votes cast at the meeting, and approval of the three other matters listed in the notice of meeting will require the affirmative vote of the holders of a majority of the votes cast at the meeting. This means that the two nominees for director with the most votes will be elected whether or not such nominees receive a majority of the votes cast. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker “non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present. Shares which abstain from voting on a particular matter and broker non-votes will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to any of the matters listed in the notice of meeting. In addition, in order for the proposal regarding the amendment to the 1997 Stock Incentive Plan to be approved, the New York Stock Exchange requires that the aggregate number of votes cast (for or against) on the proposal represents at least a majority of the outstanding shares of Common Stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

BJ’s Amended and Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Your proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board has voted to fix the number of directors at eight. The two nominees, each of whom currently serves as a director of the Company, have indicated their willingness to serve, if elected. If a nominee becomes unavailable, your proxy will be voted either for another nominee proposed by the Board of Directors or a lesser number of directors as proposed by the Board of Directors.

The Company’s Board of Directors recommends a vote “FOR” the election of the nominees for election as Directors with terms expiring in 2006.

The nominees for election as directors and incumbent directors are as follows:

Nominees for Election—Terms Expiring 2006

Bert N. Mitchell, 65, has been a director of the Company since May 1998. In 1974, Mr. Mitchell founded Mitchell & Titus, LLP, the nation’s largest minority-owned CPA firm, and serves as its Chairman and Chief Executive Officer. He is also Chairman of the Board of the Ariel Mutual Funds, which includes membership on the board of four individual funds. Mr. Mitchell is a member of the Audit Committee, Executive Compensation Committee and the Special Committee.

Michael T. Wedge, 49, has been a director, President and Chief Executive Officer of the Company since September 2002. He was Executive Vice President, Club Operations of the Company from July 1997 to September 2002, Executive Vice President, Sales Operations of the BJ’s Wholesale Club division of Waban Inc. (“Waban”) from February 1997 to July 1997, and Senior Vice President, Sales Operations of the BJ’s Wholesale Club division of Waban (1993-1997). Mr. Wedge is a member of the Executive Committee and the Finance Committee.

Incumbent Directors —Terms Expiring 2005

Ronald R. Dion, 57, has been a director of the Company since September 1999. Mr. Dion has been Chairman and Chief Executive Officer of R.M. Bradley & Co., Inc., a real estate firm, since 1997. From 1989 to 1997 he was President of R.M. Bradley & Co., Inc. Mr. Dion is a trustee of John Hancock Funds and Chairman of the Investment Committee of John Hancock Funds. He also serves as a director of the New England Council and the Massachusetts Business Roundtable. Mr. Dion is a member of the Corporate Governance Committee, Chairman of the Executive Compensation Committee and Chairman of the Special Committee.

Lorne R. Waxlax, 69, has been a director of the Company since July 1997. He was a director of Waban Inc. (“Waban”) from January 1990 to July 1997 and Chairman of the Board of Directors of Waban from June 1996 to July 1997. He was an Executive Vice President of The Gillette Company from 1985 to 1993. Mr. Waxlax is also a director of Hon Industries, Inc. and Clean Harbors, Inc. From July 1997 to March 2002, Mr. Waxlax was a director of House2Home, Inc., the surviving company of a merger in September 2001 with HomeBase, Inc., formerly known as Waban Inc. (“House2Home”). House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001 (see “Relationship with House2Home; Conflicts of Interest” on page 30). Mr. Waxlax is Chairman of the Corporate Governance Committee and is a member the Executive Compensation Committee and the Executive Committee.

Edward J. Weisberger, 61, has been a director of the Company since November 1996. He was Senior Vice President of the Company from July 1997 to July 2000 and was Senior Vice President and Chief Financial Officer of Waban from September 1994 to July 1997. Mr. Weisberger was a director of House2Home from July 1997 to March 2002. House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001 (see “Relationship with House2Home; Conflicts of Interest” on page 30). Mr. Weisberger is Chairman of the Finance Committee and Chairman of the ERISA Committee.

Incumbent Directors—Terms Expiring 2004

S. James Coppersmith, 70, has been a director of the Company since July 1997. He was a director of Waban from December 1993 to July 1997. Mr. Coppersmith is Vice Chairman of Rasky Baerlein Group. Mr. Coppersmith is also a director of Sun America Asset Management Corporation and a member of the Board of Governors of the Boston Stock Exchange. Mr. Coppersmith is a member of the Executive Compensation Committee, the Audit Committee and the Special Committee.

Thomas J. Shields, 56, has been a director of the Company since July 1997. He was a director of Waban from June 1992 to July 1997. He has served as President of Shields & Company, Inc., an investment banking firm, since 1991. Mr. Shields is also a director of Seaboard Corporation, a directorship for which he has declined to stand for re-election as of April 28, 2003, and Clean Harbors, Inc. Mr. Shields is Chairman of the Audit Committee and a member of the Executive Committee, the Finance Committee and the Corporate Governance Committee.

Herbert J. Zarkin, 64, has been a director of the Company since November 1996 and Chairman of the Board of Directors of the Company since July 1997. Mr. Zarkin was Chairman of House2Home from July 1997 to June 2002 and was President and Chief Executive Officer of House2Home from March 2000 to September 2001. He was a director, President and Chief Executive Officer of Waban (now known as House2Home) from May 1993 to July 1997. House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001 (see “Relationship with House2Home; Conflicts of Interest” on page 30). Mr. Zarkin is Chairman of the Executive Committee and a member of the Finance Committee.

The Board of Directors and its Committees

The Audit Committee, which consists of three members (each of whom is independent, as defined by the applicable standards of the New York Stock Exchange), held nine meetings during 2002. The Board of Directors first adopted and approved a written charter for the Audit Committee in June 2000. The Committee reviews with management, the internal audit group and the Company’s independent accountants the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants on the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate. The Audit Committee also reviews with management matters relating to compliance with corporate policies. The Audit Committee recommended and the Board amended the Audit Committee charter in April 2003. A copy of the amended charter is attached hereto as Appendix A.

The Executive Compensation Committee, which held five meetings during 2002, reviews salary policies and compensation of officers and other members of management and approves compensation plans and compensation of certain officers and other members of management. This Committee administers the Company’s incentive plans.

The ERISA Committee, which held five meetings during 2002, oversees the Company’s defined benefit plans.

The Board of Directors also has an Executive Committee, which has authority to act for the Board on most matters during intervals between meetings of the Board. The Executive Committee did not meet during 2002.

In December 2002, the Board established a Corporate Governance Committee, and approved a written charter therefor, a copy of which is attached hereto as Appendix B. The Corporate Governance Committee is responsible for considering the qualifications of, and recommending to the Board of Directors, nominees to fill Board vacancies. This Committee will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company in accordance with the Company’s by-laws. In addition, the Committee is responsible for recommending board committee structure and charters, reviewing director compensation and board performance annually, reviewing the Company’s Code of Ethics annually and monitoring the Company’s social responsibility programs and corporate citizenship.

In addition, the Board of Directors has a Finance Committee, which did not meet during 2002. This Committee reviews with management and advises the Board with respect to the Company’s finances, including exploring methods of meeting the Company’s financing requirements and planning the Company’s capital structure.

In October 2001, the Board appointed a Special Committee to act for the Board on matters pertaining to House2Home (see “Relationship with House2Home; Conflicts of Interest” on page 30). This Committee met seven times during 2002.

During 2002, the Board of Directors held 18 meetings, including 10 telephone meetings, and took action by written consent three times. Each director attended all of the meetings of the Board and Committees of which he or she is a member.

Compensation of Directors

Non-employee directors are paid an annual retainer of $40,000 and fees of $2,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $1,000 for certain telephone meetings. In addition, the Chairman of the Audit Committee, the Chairman of the Corporate Governance Committee, the Chairman of the ERISA Committee, the Chairman of the Executive Compensation Committee and the Chairman of the House2Home Special Committee are each paid $5,000 per annum for their services as such. Other members of the Audit Committee, the Corporate Governance Committee, the Executive Compensation Committee and the House2Home Special Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for their expenses related to attendance at meetings.

Under the 1997 Director Stock Option Plan, on the date of each annual meeting, each continuing non-employee director is granted an option to acquire 2,500 shares of Common Stock, and each non-employee director newly elected, or elected more than six months after the then most recent annual meeting, is granted an option to purchase 5,000 shares of Common Stock on the date of such election. The option exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option will expire ten years after the date of grant and will become exercisable in three equal annual installments beginning on the first day of the month which includes the first anniversary of the date of grant. If the director ceases to be a director prior to the date the option becomes fully exercisable, the unvested portion of the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation, acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation. Except as the Board may otherwise determine, options granted under this plan are not transferable.

Policies on Business Ethics and Conduct

All of the Company’s salaried employees, including its Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by the Company’s long-standing Statement on Commercial Bribery, Conflicts of Interest and Business Ethics (“Policy Statement”) to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Company’s policies and procedures cover all areas of professional conduct, including relations with vendors, conflicts of interest, financial integrity and the protection of corporate assets, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Policy Statement. In addition, as contemplated by the Sarbanes-Oxley Act of 2002, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The full text of the Company’s Policy Statement is published on BJ’s web site, at www.bjs.com, under the “About Us —Investor Relations—Corporate Governance” caption.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2003 (unless otherwise indicated) by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth on page 12, and (iv) all of the Company’s current directors and executive officers as a group. Unless otherwise indicated, the address of each person listed in the table is c/o BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760.

Name and Address of Beneficial Owner	Number of Shares(1)	Percentage of Outstanding Common Stock(1)
FMR Corp. (2)	7,598,971	10.9%
Fidelity Management & Research Company
Edward C. Johnson 3d
Abigail P. Johnson 82 Devonshire Street Boston, MA 02109
Legg Mason, Inc. (3)	4,252,986	6.1%
100 Light Street Baltimore, MD 21202
Elliott Associates, L.P.(4)	3,506,300	5.1%
712 Fifth Avenue, 36th Floor New York, NY 10019
S. James Coppersmith	14,152	*
Ronald R. Dion	11,020	*
Bert N. Mitchell	14,520	*
Thomas J. Shields	20,950	*
Lorne R. Waxlax	45,170	*
Edward J. Weisberger	23,064	*
Herbert J. Zarkin	533,783	*
Michael T. Wedge	227,926	*
Frank D. Forward	187,876	*
Edward F. Giles	21,847	*
Laura J. Sen(5)	235,406	*
John J. Nugent (6)	559,550	*
All current directors and executive officers as a group (11 persons)(7)	1,100,308	1.6%

*	Less than 1%.
(1)	Includes, for the persons indicated, the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on March 31, 2003 or within 60 days thereafter: Mr. Coppersmith, 14,152 shares; Mr. Dion, 10,020 shares; Mr. Mitchell, 13,520 shares; Mr. Shields, 20,050 shares; Mr. Waxlax, 16,520 shares; Mr. Weisberger, 2,520 shares; Mr. Zarkin, 492,500 shares; Mr. Wedge, 200,862 shares; Mr. Forward, 151,250 shares; Mr. Giles, 11,500 shares; Ms. Sen, 221,310 shares; Mr. Nugent, 548,750 shares; all current directors and executive officers as a group, 932,894 shares.
(2)

Information is as of December 31, 2002, and is based on a Schedule 13G (Amendment No. 4) filed with the Securities and Exchange Commission (“SEC”) on February 13, 2003 by FMR Corp., a holding company. FMR Corp. reported that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 70,831 of these shares and no shared voting power, (c) these shares are held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, and other investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (d) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail P. Johnson, a director, and trusts for the family members’ benefit may be deemed to form a controlling group with respect to FMR Corp.

(3)	Information is as of December 31, 2002, and is based on a Schedule 13G filed by Legg Mason, Inc. (“Legg Mason”) with the SEC on February 13, 2003. Legg Mason reported that it had shared voting and dispositive power with respect to all of these shares. These shares are held in various accounts managed by wholly-owned investment advisory subsidiaries of Legg Mason. No such account owns more than 5% of the outstanding shares.
(4)	Information is as of March 18, 2003, and is based on a Schedule 13D filed with the SEC on March 20, 2003, by Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), and its wholly-owned subsidiaries, Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (“EICA” and collectively with Elliott Associates and Elliott International, “Elliott”). Elliott Associates reported that it directly has sole voting and dispositive power over 1,580,400 of these shares, and Elliott International and EICA each reported that they have shared voting and dispositive power over 1,925,900 of these shares. Elliott together with Paul E. Singer (“Singer”) and Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), which is controlled by Singer, are the general partners of Elliott. Hambledon, Inc., a Cayman Islands corporation, which is also controlled by Singer, is the general partner of Elliott International.
(5)	Ms. Sen’s employment with the Company ceased in February 2003.
(6)	Mr. Nugent’s employment with the Company ceased in September 2002.
(7)	Excludes Mr. Nugent and Ms. Sen, but includes Kellye L. Walker, a senior vice president of the Company and the Company’s General Counsel and Secretary.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return on the Company’s Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and the Dow Jones Industry Group Index RTB-Retail, Broadline from January 30, 1998 to January 31, 2003 (the last trading day of fiscal 2002). The Dow Jones Industry Group Index RTB-Retail, Broadline is comprised currently of 25 specialty retail companies, including the Company. The graph assumes that the value of the investment at January 30, 1998 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor’s 500 Stock Index and the Dow Jones Industry Group Index RTB-Retail, Broadline were measured as of the date nearest to the end of the indicated period for which index data is readily available.

	1/30/98	1/29/99	1/28/00	2/2/01	2/1/02	1/31/03

BJ’s Wholesale Club, Inc.	$100	$145.83	$232.92	$276.60	$318.00	$102.67
Dow Jones Industry Group Index RTD-Retail, Broadline	$100	$157.48	$185.08	$185.80	$195.92	$148.42
Standard & Poor’s 500 Stock Index	$100	$132.49	$146.20	$144.88	$121.49	$93.52

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report has been submitted to the Board of Directors by its Executive Compensation Committee, in compliance with requirements of the SEC:

As members of the Executive Compensation Committee (the “ECC”), it is our responsibility to review the Company’s compensation policies and programs, grant or approve incentive plan awards and approve all elements of compensation for the Company’s executive officers, and administer the Company’s stock incentive plans. All of the members of the ECC are independent, non-employee directors, including Kerry L. Hamilton, who served on the committee from May 25, 2000 until she ceased serving as a director on September 9, 2002.

Executive Compensation Principles

The Company’s executive compensation program is designed to provide competitive levels of compensation that:

•	Integrate compensation with the achievement of the Company’s annual and long-term performance goals and business strategies,

•	Link management’s long-term interests with stockholders’ interests through stock-based awards,

•	Recognize management initiatives and achievements,

•	Reward outstanding corporate performance, and

•	Attract and retain key executives critical to the long-term success of the Company.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The ECC reviews the potential effect of Section 162(m) periodically and, in general, the Company structures and administers its stock option plans in a manner intended to comply with the performance-based compensation exception to Section 162(m). In addition, if the stockholders approve the 2003 Amendment and Restatement of the Company’s Management Incentive Plan and the 2003 Amendment and Restatement of the Company’s Growth Incentive Plan (as described in proposals 3 and 4 of this proxy statement), the ECC intends to administer those plans so as to comply with the performance-based compensation exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the ECC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the ECC believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its executives.

Compensation Policies for Executive Officers

The total compensation program for all executive officers, including executive officers named in the Summary Compensation Table, consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company’s stock incentive plan, the ECC seeks to align executive officers’ long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company’s stock value.

The ECC reviews market data information provided to the Company by Towers Perrin, compensation consultants, concerning salary competitiveness and the design of the Company’s compensation programs. Towers Perrin provides services to the Company, which are billed at hourly rates, on an “as requested” basis. The Company does not have a retainer or other contract with Towers Perrin.

Base Salary.    Base salaries for the Company’s executive officers, including Mr. Wedge, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes Towers Perrin to assist in the compilation and interpretation of this information. The companies selected for these purposes are retailing companies, including major competitors of the Company. Not all of these peer companies are included in the Dow Jones Industry Group Index RTB-Retail, Broadline which appears in the Performance Graph on page 8. While the ECC’s overall objective is to set base salaries at approximately the midpoint of competitive ranges, an individual executive’s placement within a range and salary adjustments are based upon the ECC’s subjective evaluation of the executive’s performance and value to the Company.

Annual Incentive Program.    Under the Company’s Management Incentive Plan (“MIP”), executive officers and other members of management are eligible to receive incentive cash awards based upon the level of achievement of pre-established annual performance goals. Mr. Zarkin is not eligible to earn awards under the MIP for periods beginning after February 3, 2001. At the beginning of each year, the ECC establishes the MIP performance goals and corresponding target awards, based on one or more of the following objective performance criteria: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. Such goals, criteria and target awards may vary among participants. The ECC reviews the payout calculations after the year’s financial results have been audited. Target awards for executive officers range from 25% to 50% of salary, but if targets are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No executive officer may receive a MIP award in excess of $1,000,000 in any calendar year or, if less, 100% of base salary earned for the applicable performance period. MIP awards for 2002 for the Company’s executive officers, including Mr. Wedge, were based on the Company’s net income. Net income of the Company did not meet its MIP goal, resulting in no payouts to Mr. Wedge or to the Company’s other executive officers. MIP performance goals for 2003 for the Company’s executive officers, including Mr. Wedge, are based on the Company’s net income and sales goals.

Long-Term Incentive Program.    The Company’s Growth Incentive Plan (“BJGIP”) is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. Mr. Zarkin does not participate in the BJGIP. All other executive officers, including Mr. Wedge, currently participate in the BJGIP, as do 45 other employees of the Company. Awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. Fifty percent of the value of awards issued under the BJGIP in 1998 was paid in cash in each of April 2001 and April 2002. Awards granted to the Company’s executive officers in 2000 were based on cumulative net income for the Company for the three-year period ended February 1, 2003 and was paid in cash 50% in April 2003, and 50% is payable in cash in April 2004, contingent on employment continuing through March 31, 2004. Awards issued to the Company’s executive officers in 2002 were based on cumulative net income for the Company for the three-year period ending January 29, 2005. Awards issued under the BJGIP in 2002 are payable, if at all, in cash 100% in April 2005, contingent on employment continuing through March 31, 2005. Awards granted to the Company’s executive officers in 2003 will be based on cumulative net income for the Company for the three-year period ending January 28, 2006. Awards granted under the BJGIP in 2003 will be payable, if at all, in cash 100% in April 2006, contingent on employment continuing through March 31, 2006. There is no target amount for each award. However, there is a threshold amount based on the Company’s growth, and the value of each award increases as achievement of the performance measurement increases. No individual award payment under the BJGIP can exceed $2,000,000 in any calendar year.

The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. In determining the level of long-term incentive awards, the ECC takes into account a survey of the same peer companies referred to above, but does not target a specific percentile.

Stock-Based Incentives.    Stock options are awarded to the Company’s key employees, including Mr. Wedge and other executive officers, by the ECC, based on its subjective assessment of the following factors: the compensation level and responsibility of the particular employee, the employee’s contribution towards Company performance, and a survey of competitive compensation data of the same group of peer companies referred to previously in this report. The ECC generally targets awards to the median of such survey. The options are designed to reward recipients to the extent that the Company’s stock value is enhanced. Because of the vesting provisions of such grants, the options also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making current grants.

Chief Executive Officer Compensation

In September 2002, John J. Nugent resigned as President, Chief Executive Officer and Director of the Company. He is currently receiving severance payments pursuant to a Severance Agreement and General Release (see “Employment and Severance Agreements” on page 16) that was approved by the full Board of Directors.

In September 2002, Michael T. Wedge was appointed President, Chief Executive Officer and a Director of the Company. Immediately prior to this appointment, Mr. Wedge served as Executive Vice President, Club Operations of the Company. Pursuant to the terms of Mr. Wedge’s employment agreement, which was approved by the full Board of Directors, his base salary was set at $550,000, effective September 9, 2002, and is reviewed each calendar year. At the time of his appointment, Mr. Wedge was granted options for the purchase of 150,000 shares of the Company’s Common Stock pursuant to the Company’s 1997 Stock Incentive Plan. Mr. Wedge’s salary and the number of options granted to him in 2002 were subjectively determined to provide a fully competitive compensation opportunity based on Mr. Wedge’s anticipated success in providing leadership to the Company, and after a review of competitive compensation data of the same group of peer companies referred to previously in this report without targeting a specific percentile range. The ECC believes stock option grants encourage long-term performance and promote management retention while further aligning stockholders’ and management’s common interest in enhancing the value of the Company’s Common Stock.

Mr. Wedge’s current MIP award provides a target opportunity equal to 50% of base salary if performance goals are met; the actual payout can vary between 0% and 100% of base salary for the performance period, subject to a maximum annual award limitation of $1,000,000. There was no MIP payout to Mr. Wedge for 2002.

Executive Compensation Committee

Ronald R. Dion, Chairman

S. James Coppersmith

Bert N. Mitchell

Lorne R. Waxlax

Compensation of Executives

The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal 2002, 2001 and 2000 to (i) each person who served as the Company’s Chief Executive Officer during fiscal 2002 and (ii) the Company’s four other most highly compensated executive officers during 2002 who were serving as executive officers of the Company on February 1, 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation		All Other Compen- sation(5)
					Awards	Payouts
Name and Principal Position	Year(1)	Salary	Bonus	Other Annual Compen- sation(2)	Securities Underlying Options(3)	LTIP Payouts(4)
Michael T. Wedge(6)	2002	$404,712	$—	$16,199	150,000	$157,095	$25,048
President and Chief	2001	288,462	93,038	14,407	25,000	303,160	19,435
Executive Officer	2000	280,289	102,443	11,757	65,000	303,160	18,514

Herbert J. Zarkin	2002	350,000	—	14,009	—	—	22,764
Chairman of the Board	2001	350,000	—	21,767	—	—	20,900
	2000	356,731	217,302	14,963	250,000	—	21,237

Laura J. Sen(7)	2002	325,289	—	13,020	50,000	157,095	21,764
Executive Vice President,	2001	288,462	93,038	14,210	25,000	303,160	19,523
Merchandising	2000	280,289	102,443	11,757	65,000	303,160	19,114

Frank D. Forward	2002	316,058	—	12,650	50,000	157,095	21,303
Executive Vice President,	2001	273,462	88,200	13,395	25,000	303,160	18,773
Chief Financial Officer	2000	265,000	96,855	11,116	65,000	303,160	18,350

Edward F. Giles(8)	2002	208,058	—	8,327	35,000	109,967	15,117
Executive Vice President,
Club Operations

John J. Nugent(9)	2002	1,507,692	—	18,319	—	417,252	28,385
Former President and	2001	683,654	367,498	32,985	65,000	454,740	39,283
Chief Executive Officer	2000	662,500	403,562	27,789	165,000	454,740	38,225

(1)	2002 refers to the 52-week year ended February 1, 2003. 2001 refers to the 52-week year ended February 2, 2002. 2000 refers to the 53-week year ended February 3, 2001.
(2)	Includes reimbursement for tax liabilities related to the Company’s Executive Retirement Plan (“BJERP”) (see “Retirement Benefits”). Excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.
(3)	Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.
(4)	Payouts for 2002 represent 50% of the BJGIP award earned by the Named Executive Officers for the three-year performance period ended February 1, 2003. The remaining 50% of the award is payable in April 2004, contingent on employment continuing through March 31, 2004. Mr. Nugent’s LTIP payment in 2002 represents 100% of his BJGIP award for the three-year performance period ended February 1, 2003 under his Severance Agreement and General Release. Payouts for 2001 and 2000 each represents 50% of the BJGIP award earned by the Named Executive Officers for the three-year performance period ended February 3, 2001.

(5)	For 2002, represents the Company’s contributions under the BJ’s 401(k) Savings Plan for Salaried Employees and the BJERP (see “Retirement Benefits”) as presented below:

	2002 Company Contributions
	401(k) Savings Plan	BJERP
Michael T. Wedge	$4,812	$20,236
Herbert J. Zarkin	5,264	17,500
Laura J. Sen	5,500	16,264
Frank D. Forward	5,500	15,803
Edward F. Giles	4,714	10,403
John J. Nugent	5,500	22,885

(6)	Mr. Wedge was appointed President and Chief Executive Officer of the Company in September 2002. Immediately prior to the appointment, Mr. Wedge served as Executive Vice President, Club Operations.
(7)	Ms. Sen’s employment with the Company ceased in February 2003.
(8)	Mr. Giles was appointed Executive Vice President, Club Operations in September 2002. Immediately prior to the appointment, Mr. Giles served as Senior Vice President, Club Operations.
(9)	Mr. Nugent ceased being employed by the Company in September 2002. His salary column includes $1,050,000 that is being paid on salary continuation under his Severance Agreement and General Release.

Stock Option Grants

The following table sets forth the stock option grants made by the Company to each of the Named Executive Officers during 2002:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(1)	Expiration Date	0%(3)	5%	10%
Michael T. Wedge	150,000	11.0%	$23.03	9/12/02	$0	$2,172,516	$5,505,583
Herbert J. Zarkin	—	—	—	—	—	—	—
Laura J. Sen	50,000	3.7	23.03	9/12/02	0	724,172	1,835,194
Frank D. Forward	50,000	3.7	23.03	9/12/02	0	724,172	1,835,194
Edward F. Giles	35,000	2.6	23.03	9/12/02	0	506,921	1,284,636
John J. Nugent	—	—	—	—	—	—	—

(1)	All options granted in 2002 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant. These options expire ten years from the grant date and vest in equal annual installments over four years. All options vest upon a change of control (as defined).
(2)	The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s stock price.
(3)	No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero gain for the optionee.

Aggregated Option Exercises and Valuation

The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 2002 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
	Number of Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael T. Wedge	21,448	$760,332	193,362	188,750	$79,615	$—
Herbert J. Zarkin	—	—	555,000	125,000	2,436,650	—
Laura J. Sen	20,000	702,400	213,810	88,750	244,631	—
Frank D. Forward	—	—	143,750	88,750	4,219	—
Edward F. Giles	10,000	110,550	11,500	53,000	—	—
John J. Nugent	118,697	1,656,715	548,750	106,250	50,625	—

(1)	Based on the fair market value of the Common Stock on January 31, 2003 ($15.40 per share), less the option exercise price.

Long-Term Incentive Plans – Awards in Last Fiscal Year

The following table sets forth information related to long-term incentive awards granted to the Named Executive Officers during fiscal 2002 pursuant to the BJGIP:

			Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Shares, Units of Other Rights	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
Michael T. Wedge	10 Units	FYE 1/03-1/05	$187,400	$—	$2,000,000
Herbert J. Zarkin (1)	0 Units	FYE 1/03-1/05	—	—	—
Laura J. Sen (2)	10 Units	FYE 1/03-1/05	—	—	—
Frank D. Forward	10 Units	FYE 1/03-1/05	187,400	—	2,000,000
Edward F. Giles	7 Units	FYE 1/03-1/05	131,180	—	2,000,000
John J. Nugent (3)	15 Units	FYE 1/03-1/05	—	—	—

(1)	Mr. Zarkin does not participate in the BJGIP.
(2)	Pursuant to the Severance Agreement and General Release between the Company and Ms. Sen, Ms. Sen is not eligible for any payments under the BJGIP for the three-year performance period ending January 29, 2005 or any future period.
(3)	Pursuant to the Severance Agreement and General Release between the Company and Mr. Nugent, Mr. Nugent is not eligible for any payments under the BJGIP for the three-year performance period ending January 29, 2005 or any future period.

Employees in high-level management positions in the Company, as selected by the Executive Compensation Committee, were awarded units under the BJGIP during fiscal 2002. Each unit has a value in dollars equal to a designated percentage of improvement in net income during the three-year fiscal period ending January 29, 2005 over base period income, as defined, for the year ended February 2, 2002. No payment will be made unless cumulative net income is at least equal to 10% compounded growth over the base period amount. The “threshold” amounts in the table above would be earned upon achievement of 10% compounded growth in earnings for the fiscal year ended February 1, 2003 and the fiscal years ending January 31, 2004 and January 29, 2005. No individual award payment can exceed $2,000,000 in any calendar year. This limit is reflected in the “maximum” amount column of the table above. The BJGIP does not specify a target payout amount. Accordingly, pursuant to SEC rules, the target payout level in the table above assumes in each case that fiscal 2002’s income level will be achieved in each of the three fiscal years during the award period. (If fiscal 2002’s income level were achieved in each of fiscal 2003 and 2004, cumulative net income for the three-year period would be less than 10% compounded growth over the base period amount, and therefore, no payment would be earned.) The dollar amounts in the table are not intended to forecast future payments, if any, under the BJGIP.

The cash award earned under the BJGIP for the three-year award period ending January 29, 2005 will be paid in April 2005 to participants employed through March 31, 2005.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of February 1, 2003:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,790,579	$26.03	1,363,550	(1)
Equity compensation plans not approved by security holders (2)	—	—	—

Total	5,790,579	$26.03	1,363,550

(1)	The number of securities remaining for future issuance consists of 1,211,558 shares issuable under the Company’s 1997 Stock Incentive Plan and 151,992 shares issuable and the Company’s 1997 Director Stock Option Plan, both of which were approved by the Company’s stockholders. Awards under the 1997 Stock Incentive Plan may include restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards, as the Board of Directors may determine.
(2)	The Company has no equity compensation plans not approved by security holders.

Retirement Benefits

Under the BJERP, employees in high-level management positions in the Company, as selected by the ECC, including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC; provided that the annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant’s base salary. All amounts paid under the BJERP are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

The Company made retirement contributions after the end of 2002 equal to 5% (net of taxes) of each participant’s base salary during 2002. If a participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the BJERP. As of February 1, 2003, all executive officers were credited with at least four years of service.

Employment and Severance Agreements

Pursuant to his employment agreement, Mr. Wedge receives an annual base salary of $550,000 and participates in specified incentive and other benefit plans. The Company is entitled to terminate Mr. Wedge’s employment at any time with or without cause (as defined). If Mr. Wedge’s employment is terminated by the Company other than for cause, the Company is required to pay certain cash compensation amounts and to continue payment of Mr. Wedge’s base salary and certain benefits for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Wedge from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Wedge from other employment.

Pursuant to his employment agreement, Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin does not participate in BJGIP and is not eligible to earn any awards under the Company’s MIP for periods beginning after February 3, 2001. Mr. Zarkin must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin’s employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his position with the Company or as result of being relocated more than 40 miles from the Company’s current headquarters, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination will continue to vest for three years, when they will expire, unless they expire earlier by their terms. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

The Company has an employment agreement with each of Messrs. Forward and Giles under which they receive annual base salaries of $355,000 and $260,000, respectively, and participate in specified incentive and other benefit plans. If employment is terminated by the Company other than for cause, each such executive is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by the executive from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by the executive from other employment.

In February 2003, Ms. Sen ceased to serve as Executive Vice President, Merchandising of the Company. In accordance with the terms of a Severance Agreement and General Release, the Company agreed to continue Ms. Sen’s salary payments for a period of twelve months, through February 27, 2004 (“Severance Period”), at $6,826.92 per week, an annualized rate of $355,000, representing Ms.Sen’s annual salary at the date her employment with the Company ceased. In addition, the Company agreed to pay for certain benefits for Ms. Sen and her family during the Severance Period. The Severance and General Release Agreement also provides that Ms. Sen is entitled to receive a payment under the Company’s Management Incentive Plan, if any, for the fiscal year ended February 1, 2003 and an award under the Company’s Growth Incentive Plan for the award period ended February 1, 2003, 50% of which was paid in April 2003 and the remaining 50% of which will be paid in April 2004. Additionally, the exercisability of certain of the vested stock options held by Ms. Sen as of her departure date was extended through the Severance Period.

In September 2002, Mr. Nugent resigned as President and Chief Executive Officer of the Company. In accordance with the terms of a Severance Agreement and General Release Agreement, the Company agreed to continue Mr. Nugent’s salary for a period of seventy-eight (78) weeks, through March 27, 2004 (“Severance Period”), at $13,461.51 per week, an annualized rate of $700,000 per year, representing Mr. Nugent’s annual salary at the date his employment with the Company ceased. In addition, the Company agreed to pay for certain benefits for Mr. Nugent and his family during the Severance Period. The Severance and General Release Agreement also provides that Mr. Nugent will receive a prorated payment under the Company’s Management Incentive Plan for that portion of the plan year Mr. Nugent was employed by the Company and a prorated award under the Company’s Growth Incentive Plan for the award period ending in 2003. Additionally, the vesting and exercisability provisions of certain stock options held by Mr. Nugent as of his departure date were extended through September 2005.

Change of Control Severance Benefits

The Company provides change of control severance benefits to its executive officers under individual agreements. Under the agreements, in general, upon the earlier of a Change of Control or a Potential Change of Control (as such terms are defined in the agreements) of the Company, the executive would be entitled to accelerated lump-sum payments of the MIP target award prorated for the year in which the change of control occurs. If, during the Standstill Period (which is 24 months after a Change of Control, except that if a Change of Control does not occur within 12 months of the Potential Change of Control, the Standstill Period will end 12 months after the Potential Change of Control), the Company were to terminate the executive’s employment other than for cause (as defined) or the executive were to terminate employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive an amount equal to two times the executive’s annual base salary and MIP, except for Mr. Wedge who would be entitled to receive three times his annual base salary and MIP, unless the executive’s termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive an amount equal to the executive’s annual salary and MIP. For up to two years following termination (or three years in the case of Mr. Wedge), the Company would also be obligated to provide specified benefits, including continued medical and life insurance benefits, unless the executive’s termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive such benefits for up to one year. In the event of a Change of Control, the Company may reduce any payments to the executive to the extent necessary to preserve the tax deductibility of such payments under the Code. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights to which the executive becomes entitled during the Standstill Period. In addition, upon involuntary termination within the Standstill Period, any agreement by the executive not to compete with the Company following termination of the executive’s employment would cease to be effective.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual’s involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company’s request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company’s Amended and Restated Certificate of Incorporation and by Delaware law.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT OF THE COMPANY’S 1997 STOCK INCENTIVE PLAN TO PERMIT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM UNDER WHICH OUTSTANDING STOCK OPTIONS HAVING AN EXERCISE PRICE GREATER THAN $29.00 PER SHARE WOULD BE EXCHANGED FOR NEW OPTIONS. THE NEW OPTIONS WOULD BE EXERCISABLE FOR ONE-HALF THE NUMBER OF SHARES OF THE EXCHANGED OPTIONS AND WOULD HAVE AN EXERCISE PRICE EQUAL TO THE FAIR MARKET VALUE OF THE COMPANY’S COMMON STOCK ON THE DATE OF GRANT, WHICH WILL BE AT LEAST SIX MONTHS AND ONE DAY AFTER CANCELLATION OF THE EXCHANGED OPTIONS. THE COMPANY’S DIRECTORS, ITS PRESIDENT/CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE PRESIDENTS WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE PROGRAM.

Introduction

After careful consideration, and upon the recommendation of the ECC, on April 3, 2003, the Board of Directors determined that it would be in the best interests of the Company and its stockholders to conduct a stock option exchange program.

Under the stock option exchange program, all of the Company’s full-time and part-time employees (except for the Company’s directors, president/chief executive officer and the executive vice presidents) who hold stock options with an exercise price greater than $29.00 per share would be offered the opportunity to exchange these stock options for new options to be granted under the Company’s 1997 Stock Incentive Plan. The new options would:

•	be for one-half the number of shares of the Common Stock contained in the exchanged option;

•	be issued at least six months and one day from the cancellation of the exchanged eligible options; and

•	have an exercise price equal to the fair market value of the Common Stock on the date of grant.

The Company is seeking stockholder approval of an amendment to its 1997 Stock Incentive Plan that would permit the Company to conduct the stock option exchange program on a one-time basis.

Purpose

Stock options are a critical component of the Company’s employee compensation program. They encourage the Company’s employees to act as owners, which helps to align their interests with those of the Company’s stockholders. Stock options are granted to motivate employees to focus on the profitable growth of the business and to encourage them to continue their employment with the Company.

Like many other companies in the retail industry, the market price of BJ’s Common Stock declined in 2002. The Company attributes this decline in part both to general market conditions and, for BJ’s in particular, to a declining comparable store sales trend. As a result, many of the Company’s outstanding stock options have exercise prices significantly higher than the current trading price of the Common Stock. Consequently, a significant number of these options are no longer effectively providing the employee motivation and retention that they were intended to provide.

In late 2002, the Company took steps to better position itself for sales growth and long-term sustainability. During the second half of 2002, BJ’s senior management team performed a strategic analysis of the Company’s current position within the warehouse club industry as well as its sales and earnings prospects for the future. On the basis of that analysis, the Company reaffirmed its commitment to a business model based, in part, on the following long-term objectives:

•	To achieve annual comparable store sales growth of 3-5%;

•	To continue to grow selling square footage by up to 10% annually; and

•	To achieve annual growth in earnings per share in the range of 10-15%.

To support these objectives, the Company began making new investments in merchandising, marketing, technology and club appearance that will continue throughout 2003. The Company lowered prices in dairy and other high-volume food categories to be more price competitive. To reinforce BJ’s competitive position as the wholesale club of choice for consumers, the number of special merchandise events was increased. These events draw traffic into the clubs and add to the “treasure hunt” aspect of wholesale club shopping. Additionally, the Company began making new investments in club layout and appearance with the goal of increasing BJ’s comparable club sales.

The Board believes that realigning the exercise prices of outstanding stock options with the current market price of the Common Stock would motivate employees to successfully implement the steps that the Company began to take in late 2002 and provide a meaningful incentive for employees to help the Company achieve its long-term objectives and to create stockholder value.

As described below, the stock option exchange program has been structured to strike a balance between stockholders’ interests and those of BJ’s employees:

•	Employees participating in the stock option exchange program, which includes buyers and general managers at the club or store level as the largest group, will receive new options exercisable for a lesser number of shares of Common Stock than the options they surrender. The ratio of exchanged options to new options will be two to one. That is, for every two shares of Common Stock for which the exchanged options may be exercised, a participating employee would receive a new option to purchase one share of Common Stock. This approach is designed to limit ownership dilution of the current stockholders and to reduce the overhang of outstanding stock options. As of March 31, 2003, outstanding stock options represented approximately 8.4% of outstanding Common Stock. If all eligible options are exchanged, the number of stock options would be reduced by 727,955 and would then represent approximately 7.3% of the Company’s outstanding Common Stock as of March 31, 2003.

•	Employees may not exchange options that have an exercise price less than or equal to $29.00 per share. As a result, 71% of the outstanding options under the 1997 Stock Incentive Plan are not eligible for exchange and thus will continue to provide employees with significant incentive to create stock price appreciation from the Company’s recent stock trading prices. As of March 31, 2003, the closing sale price of the Common Stock as quoted on the New York Stock Exchange was $11.30 per share.

•	The Company’s Named Executive Officers and directors will not be eligible to participate in the stock option exchange program.

Although stockholder approval of the amendment to the 1997 Stock Incentive Plan to permit the stock option exchange program is not required by law, by any regulations or by the terms of the plan itself as of the date of this proxy statement, the Board believes that it is sound corporate governance to seek stockholder approval. The stock option exchange program will not be implemented unless the stockholders approve this proposal.

Background

The Company’s general policy has been to grant options to certain employees at the time of their initial employment, to make annual grants of options to employees who are performing well and to make additional grants of options from time to time to provide incentives or to reward extraordinary performance. At the time an option is awarded, the number of shares of Common Stock that can be purchased upon exercise of the option is specified and the price per share that the employee must pay in order to exercise the option is also specified. The Company does not grant stock options with an exercise price less than the current trading price of the Common Stock.

As of March 31, 2003, options to purchase an aggregate of 5,786,395 shares of Common Stock were outstanding, of which options to purchase approximately 1,455,910 shares of Common Stock were eligible for exchange under the stock option exchange program. The exercise prices for the options which are eligible for exchange are indicated in the following table:

Exercise Price	Number of Shares of Common Stock Underlying Outstanding Eligible Options
$29.75	345,550
$31.00	100,000
$37.0625	466,885
$41.33	5,000
$45.30	538,475

Total shares underlying eligible options	1,455,910

Each of the eligible options was originally granted under the 1997 Stock Incentive Plan. All of the new options will be granted under the 1997 Stock Incentive Plan and will be governed by the terms and conditions of that plan. None of the options granted under the Company’s 1997 Replacement Stock Incentive Plan, which was adopted in connection with the Company’s spin-off from Waban Inc. in 1997 is eligible for exchange.

Description of the Stock Option Exchange Program

Grant of New Options.    Under the stock option exchange program, eligible employees may make a one-time election to exchange all of their current outstanding stock options that have an exercise price higher than $29.00 per share. If an employee elects to participate in the stock exchange program, all of the outstanding eligible options held by the employee must be tendered for exchange. No partial tenders will be accepted. An offer to exchange will be submitted to eligible employees on or about April 25, 2003, subject to stockholder approval. The offer will be open for at least 20 business days. If stockholder approval is obtained, the options tendered for exchange by eligible employees will be cancelled and the new options will be issued on the first business day that is at least six months and one day after the cancellation of the exchanged options. If stockholder approval for the stock option exchange program as described in this proposal is not obtained, then the offer will be terminated. Participation in the stock option exchange program is voluntary. If an eligible employee chooses to participate in the stock option exchange program, the eligible employee will be required to exchange all eligible options. In addition, if an eligible employee wishes to surrender any eligible options, the eligible employee will also be required to exchange all options received on or after the date that is six months and one day prior to the commencement date of the offer under the stock option exchange program that have a lower exercise price than the option with the highest exercise price the eligible employee exchanges.

Eligibility.    The stock option exchange program would be open to the Company’s current full-time and part-time employees who hold options that have an exercise price higher than $29.00 per share. New options will only be granted to persons who are employees on the date of grant of the new options. The Company’s Named Executive Officers, directors and former employees are not eligible to participate in the stock option exchange program.

Exchange Ratio.    For every two shares of Common Stock for which the exchanged options may be exercised, a participating employee will receive an option to purchase one share of Common Stock.

Exercise Price of New Options.    All new options will be granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date the new options are granted, which will be on the first business day that is at least six months and one day after the cancellation of the exchanged options.

Vesting of New Options.    The new options may not be exercised until the date that is six months following the replacement grant date, at which point they will immediately vest to the same extent that the options they replace would have been vested on that date had they not been surrendered. Of the options eligible for exchange, 100,000 options with an exercise price of $31.00 per share vest in equal installments over two years. The Company’s remaining outstanding options eligible for exchange vest in equal installments over four years.

Term of New Options.    Each new option will have a term equal to the remaining term of the exchanged option it replaces.

Other Terms and Conditions of New Options.    All of the new options will be nonstatutory stock options for U.S. federal income tax purposes. The other terms and conditions of the new options will generally be identical to the exchanged options they replace. The terms of the stock option exchange program will be described in a Schedule TO that will be filed with the SEC at the commencement of the stock option exchange program. Although the Company does not anticipate that the SEC will require BJ’s to materially modify the terms of the stock option exchange program as described above, it is possible that the Company will need to modify the terms to comply with any comments made by the SEC.

Accounting Treatment.    The stock option exchange program has been structured in order to comply with Financial Standards Accounting Board guidelines so that the new options will be fixed grants and will not be subject to variable accounting compensation charges against the Company’s earnings. If the new options were granted any earlier than six months and one day after the cancellation date of the eligible options surrendered for exchange, the Company would be required for accounting purposes to treat the new options as variable awards. This means that the Company would be required periodically to reflect increases and decreases in the price of its Common Stock as a compensation expense (or credit) relating to the options. This variable accounting would have to continue for these options until they were exercised, forfeited or terminated. The higher the market value of the Common Stock, the greater the compensation expense that would have to be recorded. By deferring the grant of the new options for at least six months and one day, it is believed that the Company will not have to treat the options as variable awards. If these guidelines or the accounting consequences of implementing the stock option exchange program change prior to implementation of the stock option exchange, the stock option exchange program will be modified as necessary to ensure the same accounting treatment.

U.S. Federal Income Tax Consequences.    The following is a general summary of the material U.S. federal income tax consequences of the stock option exchange program. This discussion is based on the tax laws as of the date of this proxy statement, which are subject to change, possibly on a retroactive basis. This discussion does not address all of the tax consequences that may be relevant to each eligible employee, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an eligible employee under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares of Common Stock acquired by an eligible employee under an option, or the state, local or foreign tax consequences of the stock option exchange program.

•	General. The Company believes that eligible employees who surrender outstanding eligible options for new options generally should not be required to recognize income for U.S. federal income tax purposes upon the cancellation of such eligible options or upon the grant of the new options. The Company believes that the cancellation of eligible options and the grant of the new options should be treated as a non-taxable exchange.

•	Nonstatutory stock options. Eligible employees generally will not have income upon the grant of a nonstatutory stock option. Eligible employees will have compensation income when they exercise a nonstatutory stock option equal to the value of Common Stock on the day they exercised the option less the exercise price. When an eligible employee sells the Common Stock, he or she will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she exercised the option. This capital gain or loss will be long-term if the eligible employee has held the Common Stock for more than one year and otherwise will be short-term.

•	Tax rates. Long-term capital gain will be subject to lower tax rates than short-term capital gain and compensation income. Compensation income from the exercise of nonstatutory options granted under the 1997 Stock Incentive Plan will also be subject to a Medicare tax and a social security tax, as applicable. Actual tax rates will depend upon each eligible employee’s personal circumstances.

•	Withholding. For each of BJ’s employees, compensation from the exercise of nonstatutory options granted under the 1997 Stock Incentive Plan income is subject to withholding for income, Medicare and social security taxes, as applicable. The Company will require all eligible employees who elect to exchange their eligible options to make arrangements to satisfy any withholding obligation.

•	Tax consequences to the Company. Generally, the exchange of outstanding eligible options for new options will not result in any tax consequences to the Company except that the Company will be entitled to a deduction when a participating eligible employee has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Description of the 1997 Stock Incentive Plan

The following description of the 1997 Stock Incentive Plan is a summary and is not complete. Complete information about the 1997 Stock Incentive Plan is included in the plan itself, a copy of which is attached as Appendix C to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the plan may be obtained from the Secretary of the Company.

•	General. The 1997 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, which the Company collectively refers to as awards. As of March 31, 2003, the Company had approximately 17,000 employees and six non-employee directors, all of whom were eligible to participate in the 1997 Stock Incentive Plan. However, the Company’s Named Executive Officers and directors are not eligible to participate in the stock option exchange program.

•	Incentive stock options and nonstatutory stock options. While new options granted in connection with the stock option exchange program will be nonstatutory stock options, the 1997 Stock Incentive Plan generally provides for the issuance of incentive stock options and nonstatutory stock options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price which is less than 100% of the fair market value of the Company’s Common Stock on the date of grant and may not be granted for a term in excess of ten years. Incentive stock options granted to any employee who owns more than 10% of the Company’s Common Stock have additional restrictions. The 1997 Stock Incentive Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or, in connection with a “cashless exercise” through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

•	Restricted stock awards. Restricted stock awards will not be issued in connection with the stock option exchange program but are permitted for issuance generally under the 1997 Stock Incentive Plan. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the Company’s right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

•	Other stock-based awards. Under the 1997 Stock Incentive Plan, the Board of Directors has the right to grant other awards based upon the Common Stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights. The Company has never granted such other stock-based awards under the 1997 Stock Incentive Plan.

•	Eligibility to receive awards. All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive awards under the 1997 Stock Incentive Plan. However, not all are eligible to participate in the stock option exchange program. The maximum number of shares with respect to which an award may be granted to any participant under the 1997 Stock Incentive Plan may not exceed 500,000 shares of Common Stock per calendar year.

•	Administration. The Board of Directors is authorized to administer the 1997 Stock Incentive Plan. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1997 Stock Incentive Plan and to interpret the provisions of the plan. Pursuant to the terms of the plan, the Board of Directors may delegate authority under the 1997 Stock Incentive Plan to one or more committees of the Board of Directors, and subject to certain limitations, to one or more of the Company’s executive officers. The Board of Directors has authorized the ECC to administer certain aspects of the 1997 Stock Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 1997 Stock Incentive Plan, the Board of Directors, the ECC, or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value on the date of grant), (iii) the duration of options (which may not exceed ten years), and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price. The Board of Directors is required to make appropriate adjustments in connection with the 1997 Stock Incentive Plan and any outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other acquisition event (as defined in the 1997 Stock Incentive Plan), the Board of Directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for, to accelerate the awards to make them fully exercisable prior to consummation of the acquisition event or to provide for a cash-out of any outstanding options. In addition, upon the occurrence of a change of control event (as defined in the 1997 Stock Incentive Plan) all options and stock appreciation rights then outstanding will automatically become immediately exercisable in full and the restrictions and conditions on all other awards then outstanding shall automatically be deemed to be waived to the extent, if any, specified by the Board of Directors at or after the time of grant. If any award expires or is terminated, surrendered, cancelled or forfeited, the unused shares of Common Stock covered by such award will again be available for grant under the 1997 Stock Incentive Plan.

•	Amendment or termination. No award may be made under the 1997 Stock Incentive Plan after July 27, 2007. The Board of Directors may at any time amend, suspend or terminate the 1997 Stock Incentive Plan, except that no award designated by the Board of Directors as subject to Section 162(m) of the Code and granted after the date of such amendment to the plan shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by the Company’s stockholders.

•	Registration of option shares. All shares of Common Stock issuable upon exercise of options under the 1997 Stock Incentive Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 filed with the SEC. Unless a participating eligible employee is considered to be an “affiliate” of the Company, such employee will be able to sell his or her shares of Common Stock underlying the new options free of any transfer restrictions under applicable securities laws.

Benefits to Employees and Officers of the Stock Option Exchange Program

Because the decision whether to participate in the stock option exchange program is completely voluntary, the Company is not able to predict who will participate or how many options any particular group of employees will elect to exchange.

Also, as previously stated, the Company’s Named Executive Officers, former employees and directors are not eligible to participate in the stock option exchange program.

Effect on Stockholders

The Company is not able to predict the impact the stock option exchange program will have on the stockholders because it is not possible to predict how many option holders will exchange their options or what the future market price of the Common Stock will be. The stock option exchange program was designed to avoid the dilution in ownership that results when all options are exchanged on a one-for-one basis. There is a risk that employees will not see the stock option exchange program as a sufficient incentive to motivate and retain them as employees. Also, if the price of the Common Stock rises after the new options are granted, then option holders will be more likely to exercise the new options than their current options and exercises are likely to occur earlier. As additional shares of Common Stock are issued upon option exercises, existing shares owned by the stockholders will be proportionately diluted.

Proposed Plan Amendment

As a matter of good corporate governance the Board is seeking stockholder approval to specifically amend the 1997 Stock Incentive Plan to expressly permit the stock option exchange program to occur on a one-time basis. The text of the proposed amendment is set forth in Appendix C to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s home page (www.sec.gov).

The Company’s Board of Directors recommends a vote “FOR” the adoption of the amendment to the 1997 Stock Incentive Plan.

PROPOSAL THREE

APPROVAL OF THE 2003 AMENDMENT AND RESTATEMENT OF THE COMPANY’S MANAGEMENT INCENTIVE PLAN

Stockholders are being asked to approve the 2003 Amendment and Restatement of the Company’s Management Incentive Plan (the “MIP”) which is intended to provide executive officers and other key employees of the Company with cash incentive awards based upon the attainment of annual performance goals. The MIP was first approved by stockholders in connection with the Company’s spin-off from Waban Inc. in July 1997.

Under Section 162(m) of the Code, certain executive compensation in excess of $1,000,000 per year paid to the Named Executive Officers is generally not deductible for federal income tax purposes unless such compensation is paid under a performance-based plan that is approved by the Company’s stockholders and satisfies certain other criteria. The Board of Directors is submitting the MIP for stockholder approval, and has specifically conditioned continuation of the MIP with respect to awards to the Named Executive Officers on such stockholder approval, in order to permit the Company to deduct performance-based executive compensation in excess of $1,000,000, if any, paid to the Named Executive Officers.

Description of the MIP

The following summary of the MIP is qualified in its entirety by reference to the MIP, a copy of which is attached as Appendix D to the electronic copy of this proxy statement filed with the SEC and which may be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the MIP may be obtained by making a written request to the Secretary of the Company.

Executive officers and other key employees, as designated by the ECC, are eligible to receive incentive cash awards under the MIP based upon the level of achievement of pre-established annual performance goals. The total number of current participants in the MIP is approximately 1,420. Mr. Zarkin is not eligible to earn awards under the MIP for periods beginning after February 3, 2001.

At the commencement of the performance period, which coincides with the Company’s fiscal year, the ECC establishes the MIP performance goals and corresponding target awards based on one or more of the following objective performance criteria and measurements: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity and return on investment. Such goals, criteria and target awards may vary among participants.

On the recommendation of the Company’s Incentive Plan Committee, awards are based upon the level of achievement of the pre-established performance goals. The ECC reviews the payout calculations after the year’s financial results have been audited and certifies the amount of any awards to be paid. Awards are paid in cash as soon as practicable after the performance period, except to the extent deferred under any deferred compensation plan which may be adopted by the Company and applicable to the awards. Target awards for executive officers range from 25% to 50% of salary, but if targets are not met, there is either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded.

Under the MIP, no participant may receive a MIP award in excess of $1,000,000 in any calendar year or, if less, 100% of the base salary earned by the participant for the applicable performance period. Under the MIP, the ECC may not make any adjustments to the performance criteria to increase the incentive payment to executive officers subject to Section 162(m) of the Code except to make appropriate adjustments in the event of certain specified types of transactions; provided that in no case shall any such adjustment be made if it would cause an award to no longer qualify as performance-based compensation under Section 162(m) of the Code.

The ECC has full power to administer and interpret the MIP and to establish rules for its administration. The Company’s Incentive Plan Committee, the ECC or the Company’s Board of Directors may amend, suspend or terminate the MIP at any time.

Awards for 2002 under the MIP for the Company’s executive officers, including Mr. Wedge, were based on the Company’s net income. Net income of the Company did not meet its MIP goal, resulting in no payouts to Mr. Wedge or to the Company’s other executive officers. MIP performance goals for 2003 for the Company’s executive officers, including Mr. Wedge, are based on the Company’s net income and sales goals.

Although the total amounts to be paid under the MIP are not determinable at this time, the table below shows the minimum and maximum bonus awards under the MIP for the Company’s Named Executive Officers and other groups set forth in the table below in fiscal 2003.

Name and Position	Target Award(1)	Fiscal Year 2003 MIP Award Minimum/Maximum
Michael T. Wedge	$ 275,000	$0 / $550,000
Herbert J. Zarkin(2)	—	—
Laura J. Sen(3)	—	—
Frank D. Forward	$ 106,500	$0 / $213,000
Edward F. Giles	$ 78,000	$0 / $156,000
John J. Nugent(4)	—	—
All current executive officers as a group(5)	$ 509,500	$0 / $1,019,000
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group(6)	$9,969,000	$0 / $19,938,000

(1)	Target awards are based on a percentage of the participant’s salary. Target awards for executive officers range from 25% to 50% of salary. The amounts reflected represent the target awards payable if the pre-established annual performance goals are met. Pursuant to the MIP, the maximum amount payable to any participant during any calendar year is $1,000,000, or if less, 100% of the base salary earned by the participant during the award period.

(2)	Mr. Zarkin does not participate in the MIP.

(3)	Ms. Sen’s employment with the Company ceased in February 2003, and, consequently, she is no longer eligible to participate in or receive awards under the MIP.

(4)	Mr. Nugent’s employment with the Company ceased in September 2002, and, consequently, he is no longer eligible to participate in or receive awards under the MIP.

(5)	Excludes Ms. Sen and Mr. Nugent, but includes Kellye L. Walker, a senior vice president of the Company and the Company’s General Counsel and Secretary.

(6)	Other than the executive officers, there are approximately 1,416 participants in the MIP. Target awards for all participants range from 5% to 50% of salary.

Certain Federal Income Tax Consequences

When a cash award is paid, the participant recognizes ordinary income equal to the amount paid, and the Company is entitled to a corresponding deduction, subject to the requirements of the Code. (See “Reasons for Stockholder Approval” below).

Reasons for Stockholder Approval

The MIP has been designed so that cash awards made under the MIP will qualify as performance-based compensation, and, accordingly, not be subject to the deduction limit imposed by Section 162(m) of the Code. However, in order to qualify as performance-based compensation, and thereby ensure the federal tax deductibility of all cash awards under the MIP, stockholder approval of the MIP at the annual meeting is required. If the stockholders do not vote to approve the continuation of the MIP, the Company will not grant any awards to the Named Executive Officers under the MIP for performance periods beginning in 2003 or later.

Recommendation of the Board of Directors

The Board of Directors believes that the Company’s future success depends, in large part, upon its ability to maintain a competitive position in attracting, retaining and motivating key employees and, consequently, believes the approval of the MIP is in the Company’s best interests and the best interests of its stockholders.

Accordingly, the Board of Directors recommends a vote “FOR” the approval of the MIP.

PROPOSAL FOUR

APPROVAL OF THE 2003 AMENDMENT AND RESTATEMENT OF THE

COMPANY’S GROWTH INCENTIVE PLAN

Stockholders are being asked to approve the 2003 Amendment and Restatement of the Company’s Growth Incentive Plan (the “BJGIP”), which is intended to provide high-level management of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. The BJGIP is designed to enhance the ability of the Company to attract and retain individuals of exceptional managerial talent upon whom the sustained progress, growth and profitability of the Company depends. The BJGIP was first approved by stockholders in connection with the Company’s spin-off from Waban Inc. in July 1997.

Under Section 162(m) of the Code, certain executive compensation in excess of $1,000,000 per year paid to the Named Executive Officers is generally not deductible for federal income tax purposes unless such compensation is paid under a performance-based plan that is approved by the Company’s stockholders and satisfies certain other criteria. The Board of Directors is submitting the BJGIP for stockholder approval, and has specifically conditioned continuation of the BJGIP with respect to awards to the Named Executive Officers on such stockholder approval, in order to permit the Company to deduct performance-based executive compensation in excess of $1,000,000, if any, paid to the Named Executive Officers.

Description of the BJGIP

The following summary of the BJGIP is qualified in its entirety by reference to the BJGIP, a copy of which is attached as Appendix E to the electronic copy of this proxy statement filed with the SEC and which may be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the BJGIP may be obtained by making a written request to the Secretary of the Company.

Employees in high-level management positions in the Company, as selected by the ECC, are eligible to receive cash awards under the BJGIP. Mr. Zarkin does not participate in the BJGIP. All other executive officers, including Mr. Wedge, as well as 45 other employees of the Company, currently participate in the BJGIP.

Each participant in the BJGIP is eligible to receive a cash award for each award period, which consists of a certain number of fiscal years. Each participant’s cash award corresponds to the Company’s level of performance or growth during such award period. Such growth is determined by and based upon one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity and return on investment. All relevant factors upon which the BJGIP cash award is based (such as performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC.

Under the BJGIP, no individual participant may receive a cash award in excess of $2,000,000 in any calendar year. Cash awards will be paid as soon as practicable after the end of the award period, and, in the ECC’s discretion, payment of a portion of the cash award may be deferred until one or more years thereafter. Under the BJGIP, the ECC may not make any adjustments to the performance criteria to increase the incentive payment to executive officers subject to Section 162(m) of the Code, except to make appropriate adjustments in the event of certain specified types of transactions; provided that in no case shall any such adjustment be made if it would cause an award to no longer qualify as performance-based compensation under Section 162(m) of the Code.

In the event of a change of control (as defined), BJGIP participants are entitled to a cash award based on the Company’s performance for that portion of the award period immediately preceding the change of control. The ECC has full power to administer and interpret the BJGIP and to establish rules for its administration. The ECC or the Company’s Board of Directors may amend, suspend or terminate the BJGIP at any time.

The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings.

Awards granted to the Company’s executive officers in 2002 were based on cumulative net income for the Company for the three-year period ending January 29, 2005. Awards issued under the BJGIP in 2002 are payable, if at all, in cash 100% in April 2005, contingent on employment continuing through March 31, 2005. Awards granted to the Company’s executive officers in 2003 will be based on cumulative net income for the Company for the three-year period ending January 28, 2006. Awards granted under the BJGIP in 2003 are payable, if at all, in cash 100% in April 2006, contingent on employment continuing through March 31, 2006. There is no target amount for each award. However, there is a threshold amount based on the Company’s growth, and the value of each award increases as achievement of the performance measurement increases.

Although the total amounts to be paid under the BJGIP are not determinable at this time, the table below shows the minimum and maximum bonus awards under the BJGIP for the Company’s Named Executive Officers and other groups set forth in the table below in fiscal 2003 (payable, if at all, in 2006).

Name and Position	Number of Units	Fiscal Year 2003 BJGIP Award Minimum/Maximum
Michael T. Wedge	15	$0 / $2,000,000
Herbert J. Zarkin(2)	—	—
Laura J. Sen(3)	—	—
Frank D. Forward	10	$0 / $2,000,000
Edward F. Giles	10	$0 / $2,000,000
John J. Nugent(4)	—	—
All current executive officers as a group(5)	42	$0 / $8,000,000
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	216	$0 / $108,000,000

(1)	The units awarded in fiscal 2003 and the minimum and maximum amounts shown are for the three-year award period ending on January 28, 2006. No payments under the BJGIP for the three-year award period ending on January 28, 2006 will be payable in fiscal 2003. Payments for the three-year award period ending on January 28, 2006 will be payable, if at all, in cash in April 2006. Pursuant to the BJGIP, the maximum amount payable to any participant during any calendar year is $2,000,000.

(2)	Mr. Zarkin does not participate in the BJGIP.

(3)	Ms. Sen’s employment with the Company ceased in February 2003. Ms. Sen was not granted any awards for the three-year award period ending on January 28, 2006.

(4)	Mr. Nugent’s employment with the Company ceased in September 2002. Mr. Nugent was not granted any awards for the three-year award period ending on January 28, 2006.

(5)	Excludes Ms. Sen and Mr. Nugent, but includes Kellye L. Walker, a senior vice president of the Company and the Company’s General Counsel and Secretary.

Certain Federal Income Tax Consequences

When a cash award is paid, the participant recognizes ordinary income equal to the amount paid, and the Company is entitled to a corresponding deduction, subject to the requirements of the Code discussed in “Reasons for Stockholder Approval” below.

Reasons for Stockholder Approval

The BJGIP has been designed so that cash awards made under the BJGIP will qualify as performance-based compensation, and, accordingly, not be subject to the deduction limit imposed by Section 162(m) of the Code. However, in order to qualify as performance-based compensation, and thereby ensure the federal tax deductibility of all cash awards under the BJGIP, stockholder approval of the BJGIP at the annual meeting is required. If the stockholders do not vote to approve the continuation of the BJGIP, the Company will not grant any awards to the Named Executive Officers under the BJGIP for award periods beginning in 2003 or later.

Recommendation of the Board of Directors

The Board of Directors believes that the Company’s future success depends, in large part, upon its ability to maintain a competitive position in attracting, retaining and motivating high-level management and, consequently, believes the approval of the BJGIP is in the Company’s best interests and the best interests of its stockholders.

Accordingly, the Board of Directors recommends a vote “FOR” the approval of the BJGIP.

RELATIONSHIP WITH HOUSE2HOME; CONFLICTS OF INTEREST

In connection with the spin-off of the Company from Waban in July 1997 (the “Distribution”), BJ’s and House2Home entered into several agreements. Although the following summaries of certain of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, each of which has previously been filed with the SEC.

Distribution Agreement

BJ’s and House2Home entered into a Separation and Distribution Agreement (the “Distribution Agreement”), which provided for, among other things, (i) the division between BJ’s and House2Home of certain assets and liabilities; (ii) other agreements governing certain aspects of the relationship between BJ’s and House2Home following the Distribution; and (iii) an agreement regarding certain matters relating to lease liabilities described below.

Under the Distribution Agreement, except as provided in the other agreements, BJ’s agreed to indemnify House2Home for liabilities relating to BJ’s business. Similarly, House2Home agreed to indemnify BJ’s for liabilities pertaining to House2Home’s business. The Distribution Agreement also requires BJ’s and House2Home to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that House2Home will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of Waban prior to the Distribution. BJ’s also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred in connection with the approval of the Distribution Agreement.

Leases

Pursuant to the Distribution Agreement, effective upon the Distribution, BJ’s assumed all liabilities to third-party lessors with respect to leases entered into by Waban with respect to the BJ’s Division and agreed to indemnify House2Home for such liabilities.

In connection with the spin-off of Waban by The TJX Companies, Inc. (“TJX”) in 1989, Waban and TJX entered into an agreement (the “1989 Agreement”) pursuant to which Waban agreed to indemnify TJX against any liabilities that TJX might incur with respect to certain House2Home real estate leases as to which TJX was either a lessee or guarantor. Pursuant to a subsequent agreement, BJ’s agreed to indemnify TJX for 100% of House2Home’s lease liabilities through January 31, 2003, and for 50% of such liabilities thereafter.

House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001. In 2001, the Company recorded pre-tax charges of $106.4 million (including interest accretion charges of $1.4 million), for its estimated loss associated with 41 House2Home leases. On a post-tax basis, these charges totaled $63.8 million, or $.86 per diluted share. This loss was based on the present value of rent liabilities under these leases, including estimated real estate taxes and common area maintenance charges, reduced by estimated income from the subleasing of these properties. An annual discount rate of 6% was used to calculate the present value of these lease obligations.

In 2002, the Company settled its obligations for 23 House2Home leases through lump sum payments. The leases for four additional House2Home properties (for which BJ’s remains contingently liable) were assigned to third parties. Based on the significant progress made in settling these leases and a continuing evaluation of its remaining obligations, the Company recorded a pre-tax gain of $20.0 million to reduce its obligations related to House2Home leases, offset by pre-tax interest accretion charges of $4.4 million. Taken together, these amounts resulted in a post-tax gain of $9.4 million, or $.13 per diluted share.

Tax Sharing Agreement

BJ’s and House2Home entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods beginning prior to the date of the Distribution, and various related matters. Each party has agreed to indemnify the other in specified circumstances if certain events cause the Distribution or related transactions to become taxable. The Tax Sharing Agreement will continue in effect until otherwise agreed to in writing by BJ’s and House2Home.

The Company has filed proofs of claim against House2Home, Inc. for claims arising under certain agreements between BJ’s and House2Home in connection with the Company’s spin-off from Waban in July 1997. These claims arise primarily from BJ’s indemnification of TJX with respect to TJX’s guarantee of House2Home leases and from the Tax Sharing Agreement. BJ’s has filed proofs of claim totaling approximately $70 million. BJ’s intends to amend its claims as it makes future payments for House2Home leases. House2Home has indicated that it intends to contest at least a portion of BJ’s claims. In early December 2002, the Official Committee of Creditors of House2Home, Inc. filed an objection in the United States Bankruptcy Court, Central District of California, Santa Ana Division, to House2Home’s motion to approve the Disclosure Statement in connection with its bankruptcy proceeding. In that objection, the creditors’ committee stated that discussions are taking place between the committee and House2Home regarding the investigation of potential claims that may exist against certain entities related to House2Home, including BJ’s. On April 11, 2003, House2Home filed its Second Amended Plan of Liquidation and a related Disclosure Statement. In these documents, House2Home indicated that unless it was successful in settling BJ’s claims informally, it was likely to object to both BJ’s lease indemnification claims and BJ’s claims under the Tax Sharing Agreement.

Procedures for Addressing Conflicts

As a result of the Distribution, BJ’s and House2Home have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of the Company and who served as Chairman of the Board of Directors of House2Home from July 1997 to June 2002, and for Messrs. Waxlax and Weisberger, who serve as directors of the Company and who served as directors of House2Home from July 1997 to March 2002. BJ’s has adopted procedures to be followed by its Board of Directors to limit the involvement of such persons in conflict situations whereby all transactions being considered by BJ’s which relate to House2Home must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to BJ’s than could be obtained from unaffiliated third parties, as determined by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

In October 2001, the Board appointed a Special Committee comprised of Messrs. Coppersmith, Dion and Mitchell, each of whom is a disinterested and independent member of the Board, to act for the Board on matters pertaining to House2Home.

Tax-Free Spin-Off

Prior to the Distribution, Waban received a letter ruling from the Internal Revenue Service to the effect that, for federal income tax purposes, the Distribution would qualify as a spin-off under Section 355 of the Code and would be tax-free to Waban and the holders of its common stock at the time of the Distribution. Certain future events not within the control of BJ’s could cause the Distribution not to qualify for tax-free treatment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2002 were met.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) consists of three directors, each of whom is independent as defined by the applicable standards of the New York Stock Exchange. A brief description of the responsibilities of the Committee is set forth above under the caption “The Board of Directors and its Committees” on page 3.

The Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2002 with the management of the Company. The Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards 61 (as modified or supplemented). The Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented), and has discussed with PricewaterhouseCoopers LLP its independence. The Committee also considered whether the independent accountants’ provision of the other, non-audit related services to the Company which are referred to in “All Other Fees” on page 34 is compatible with maintaining such accountants’ independence.

Based on the review and the discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003 for filing with the SEC.

The Audit Committee

Thomas J. Shields, Chairman

S. James Coppersmith

Bert N. Mitchell

INDEPENDENT AUDITORS FEES AND OTHER MATTERS

Audit Fees and Non-audit Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended February 1, 2003 and February 2, 2002.

	Fiscal Year Ended
	February 1, 2003	February 2, 2002
Audit Fees (1)	$485,616	$300,556
Audit-Related Fees (2)	49,518	20,300
Tax Fees (3)	56,091	—
All Other Fees (4)	69,198	60,640
Total	$660,423	$381,496

(1)	Audit fees consisted of audit work performed in the preparation of financial statements for the fiscal years noted, including reviews of the financial statements included in each of the Company’s quarterly reports on Form 10-Q during each of the fiscal years ended February 1, 2003 and February 2, 2002.
(2)	Audit-related fees consisted principally of consultations concerning financial accounting and reporting standards. These consultations included, specifically, consultation with respect to the Severance Agreement and General Release with Mr. Nugent and analysis of lease liabilities with respect to the House2Home leases.
(3)	Tax fees consisted principally of tax compliance and reporting services.
(4)	All other fees consisted in both years of the internal audit of the Company’s information systems and other services related to the Company and its subsidiaries.

Beginning in April 2003, the Company’s policy is for the Audit Committee to pre-approve all services (audit and non-audit) to be provided to the Company by its independent auditors; provided, however, that de minimus non-audit services may instead by approved in accordance with applicable SEC rules. During fiscal 2002 and 2001, the Company did not track the percentage of non-audit services that were approved by the Audit Committee.

Appointment

The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors to examine the financial statements of the Company for the fiscal year ending January 31, 2004. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the next annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than 5 p.m. EST on December 26, 2003 in order to be considered for inclusion in the Company’s proxy materials for that meeting. The Company suggests that proponents submit their proposals via registered or certified mail addressed to Kellye L. Walker, Secretary, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, Massachusetts 01760.

The Company’s by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2003 Annual Meeting is held during the period from May 2, 2004 to July 31, 2004 (as it is expected to be), in order to comply with the time periods set forth in the Company’s by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than February 22, 2004 and no later than March 13, 2004. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.

The Company’s by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

OTHER MATTERS

The Board of Directors has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. Pursuant to the Company’s by-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented for action at the annual meting has passed. However, if any other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

The Executive Compensation Committee Report on Executive Compensation appearing above on pages 9 through 11, the Audit Committee Report appearing on page 33 and the Performance Graph appearing on page 8 shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $6,500, plus expenses. Officers and employees of the Company may, without additional remuneration, also assist in soliciting proxies in the same manner.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Investor Relations Department of the Company, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760, telephone: (508) 651-6650. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

Electronic Voting

Any stockholder who owns shares of Common Stock of record may authorize the voting of its shares over the Internet at www.eproxyvote.com/bj or by telephone by calling 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, 7 days a week, and by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m. on May 21, 2003.

If a stockholder owns shares held in “street name” by a bank or brokerage firm, the stockholder’s bank or brokerage firm will provide a vote instruction form to the stockholder with this proxy statement that may be used to direct how the shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by the stockholder’s bank or brokerage firm on the vote instruction form.

By Order of the Board of Directors

KELLYE L. WALKER

Secretary

Appendix A

BJ’s Wholesale Club, Inc.

Charter of the Audit Committee of the Board of Directors

(Amended and Adopted by the Board of Directors as of April 3, 2003)

Purpose:

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements; the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit functions and independent auditors.

Members:

The Audit Committee shall consist of at least three directors of the Board of Directors, one of whom shall be designated as chairperson and all of whom shall be “independent.” Independent means a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board of Directors.

Each member of the Company’s Audit Committee must be financially literate and at least one member of the Audit Committee shall have accounting or related financial management expertise, both as determined in the Board of Directors’ business judgment.

No member of the Audit Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

Responsibilities:

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditors, in accordance with its business judgment.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, or to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or are in accordance with generally accepted accounting principles or applicable law.

The Audit Committee shall:

1.	Review the qualifications and independence of the Company’s independent auditors, who shall report directly to the Audit Committee. In particular, the Committee shall:

A.	Appoint, evaluate and, when circumstances warrant, discharge the independent auditors;

B.	Oversee the work of the independent auditors, including resolution of disagreements between Company management and the independent auditors regarding financial reporting;

C.	Set compensation of the independent auditors;

D.	Preapprove all services (audit and non-audit) to be provided to the Company by the independent auditors provided, however, that de minimis non-audit services may instead be approved in accordance with applicable rules of the Securities and Exchange Commission;

E.	Conduct a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

F.	Review the nature of any non-audit services performed by the independent auditors;

G.	Review information, including written statements from the independent auditors, concerning any relationships between the auditors and the Company or any other relationships that may adversely affect the independence of the auditors, and otherwise assess the independence of the independent auditors as set forth in Independence Standards Board Standard No. 1; and

H.	Receive and consider the reports required to be made by the independent auditors regarding: critical accounting policies and practices; alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and Company management.

2.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including a discussion with the auditors of their judgment as to the Company’s accounting principles and the matters about which Statement on Auditing Standards No. 61 requires discussion.

3.	Review with management and the independent auditors the results of any significant matters identified as a result of the independent auditors’ interim review procedures prior to the filing of each Form 10-Q.

4.	Review the Company’s process of ensuring accurate and reliable financial reporting. Pursuant to such a review, the Committee shall:

A.	Ascertain through discussions with management the adequacy of the Company’s system of internal controls, and discuss such system with the independent auditors and the Company’s Vice President, Manager of Internal Audit;

B.	Review the appointment and dismissal of the Vice President, Manager of Internal Audit;

C.	Review the Internal Audit Department’s annual plan; and

D.	Review reports issued by the Internal Audit Department summarizing its findings, recommendations and responses from management as to the corrective actions to be implemented.

5.	Review changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports.

6.	Provide open lines of communication with the Company’s Chief Financial Officer and Vice President of Internal Audit.

7.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements.

8.	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist the Audit Committee.

9.	Regularly update the Board of Directors about the Committee’s activities.

10.	Review and reassess the adequacy of the Audit Committee Charter and present the revised or unchanged charter annually to the Board of Directors for approval.

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11.	After each change in the composition of the Audit Committee, and otherwise annually, request that the Board of Directors instruct the Company to prepare and provide to the New York Stock Exchange written confirmations regarding the membership and operation of the Audit Committee as the New York Stock Exchange rules require.

12.	Prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of meeting), the report described in Item 306 of Regulation S-K of the Securities and Exchange Commission.

13.	Establish procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Meetings:

The Audit Committee will meet as often as it deems necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Audit Committee determines. As it deems appropriate, but not less than once each year, the Audit Committee will meet privately with the independent accountants, the Chief Financial Officer, the Controller and the Vice President of Internal Audit. The majority of the members of the Audit Committee shall constitute a quorum at any meeting. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee of a single member).

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Appendix B

BJ’s Wholesale Club, Inc.

Charter of the Corporate Governance Committee

of the Board of Directors

(Adopted by the Board of Directors as of April 3, 2003)

Purpose:

The BJ’s Wholesale Club, Inc. Corporate Governance Committee has a primary focus on the operation of the BJ’s Board of Directors in fulfilling its responsibilities to stockholders and other stakeholders, including employees, customers, suppliers, communities and the public. All members of the Corporate Governance Committee shall be “independent” as defined by the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission. The Committee shall have the sole authority to retain and terminate any search firm used to identify director nominees or any independent legal or other advisors, including sole authority to approve the firm’s fees and retention terms and to cause the Company to pay the compensation of any such firm engaged by the Committee. (Use of the word “recommend” in the body of this document means recommend for discussion and approval by the full board of directors of BJ’s Wholesale Club, Inc.)

Responsibilities:

1.	Serve as a nominating committee for Directors and Board Officers.

A.	Recommend size of Board.

B.	Recommend desirable characteristics for directors and the variety of skills to be represented on the Board.

C.	Evaluate performance of Directors who are up for renomination.

D.	Recommend candidates for Director for election by the Board and by the stockholders.

E.	Nominate Board Officers.

F.	Develop, and review a Director Succession Plan that assures BJ’s Wholesale Club, Inc. that its board will always be properly staffed.

2.	Recommend Committee structure and charters.

A.	Review Corporate Governance Committee Charter annually.

B.	Review all Committee Charters annually and recommend them for approval. (It is anticipated that each committee will review its charter annually and submit the result of that review to the Corporate Governance Committee where all charters will be reviewed together to ascertain that all of the Board’s committee needs are being addressed appropriately by one, and only one committee. The charters will then be recommended for full board approval.)

C.	Recommend addition or deletion of Committees.

D.	Nominate Committee members and a chairperson for each Committee.

3.	Review Director compensation and, if appropriate, recommend changes for approval by the Board of Directors.

4.	Monitor the Corporation’s social responsibility programs and corporate citizenship.

5.	Review Board Performance annually.

(The Board Performance Evaluation is intended to solicit via questionnaire from all board members, both outside and inside directors, their opinions about the strengths, weaknesses and opportunities for improvement of the BJ’s Board of Directors. The answers are compiled confidentially by the Chairman of the Corporate Governance Committee in a form appropriate for discussion and action by the full board of directors. Confidentiality of responses is maintained by summarization, scrambling of the answers to each question and destroying the completed questionnaires. An outside resource may be employed to process the returned questionnaires to increase the level of confidentiality further.)

6.	Review Corporate Governance Committee performance annually and report to full board.

7.	Review new director orientation program annually.

8.	Review BJ’s Code of Ethics and Corporate Governance policies annually.

9.	Recommend policies and monitor compliance regarding corporate governance such as:

A.	Director retirement and tenure.

B.	Director attendance at meetings.

C.	Director ownership of BJ’s Wholesale Club, Inc. stock.

D.	Outside directorships of officers and directors of the corporation.

BJ’s Wholesale Club, Inc.

Corporate Governance Committee

Schedule of Events

First Quarter Meeting:

- Review size and composition of Board.

- Review Director Succession Plan.

- Review Director retirement, tenure, attendance, stock ownership and outside board membership issues.

- Review performance of Directors whose terms are expiring.

- Nominate Directors.

- Recommend Committee appointments and Committee Chairpersons.

- Nominate Board Officers.

- Executive session.

Third Quarter Meeting:

- Review Corporate Governance Committee Charter.

- Initiate Board Performance Evaluation.

- Initiate Corporate Governance Committee Performance Evaluation.

- Review and, if appropriate, recommend changes in director compensation.

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- Review policies and monitor the corporation’s social responsibility and corporate citizenship.

- Review BJ’s Code of Ethics and Corporate Governance policies.

- Executive session.

Fourth Quarter Meeting:

- Review and report to the full board on the Board Performance Evaluation.

- Review and report to the full board on the Corporate Governance Committee Evaluation.

- Review and update all committee charters and recommend to full board for approval.

- Request Directors whose terms are expiring the following year to indicate their desire to stand for re-election.

- Executive session.

Performance Measures We Could Use to Decide on Nomination or Renomination of Directors:

1.	Knowledge of the company and its industry.

2.	Knowledge of current business issues.

3.	Value of contribution to discussions.

4.	Quality of counsel/soundness of judgment.

5.	Willingness to do homework.

6.	Ability to draw on experience and knowledge to help solve problems.

7.	Attendance at board meetings.

8.	Lack of conflict of interest.

9.	Ability to consistently work in a constructive, not disruptive, manner with other members of the Board and Senior Management.

10.	Honesty, integrity, independence, common sense.

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Appendix C

PROPOSED AMENDMENT TO THE

1997 STOCK INCENTIVE PLAN

The 1997 Stock Incentive Plan shall be amended by adding the following subsection (g) under paragraph 5 of the Plan:

“(g) Option Exchange. The Board may authorize a one-time option exchange program whereby the outstanding stock options having an exercise price above a certain amount, as determined by the Board, in its sole discretion, which amount is in excess of the current market value of the Company’s stock, would be exchanged for new options. The new options would be exercisable for a lesser number of shares than the exchanged options and would have an exercise price equal to the fair market value on the date of grant, which shall be at least six months and one day after cancellation of the exchanged options.”

Except as aforesaid, the Plan shall remain in full force and effect.

Adopted by the Board of Directors

on April 3, 2003

BJ’s WHOLESALE CLUB, INC.

1997 STOCK INCENTIVE PLAN

1.    Purpose

The purpose of this 1997 Stock Incentive Plan (the “Plan”) of BJ’s Wholesale Club, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any present or future subsidiary corporations of BJ’s Wholesale Club, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

2.    Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, or other stock-based awards (each, an “Award”) under the Plan. Any person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.    Administration, Delegation

(a)    Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)    Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

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(c)    Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). The Board shall appoint one such Committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officer.

4.    Stock Available for Awards

(a)    Number of Shares. Subject to adjustment under Section 4(c), Awards may be made under the Plan for up to the sum of (i) 6,000,000 (post-March 1999 two-for-one stock split) shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) plus (ii) such additional number of shares of Common Stock (up to 4,000,000 post-March 1999 two-for-one stock split) as is equal to the sum of (x) the number of shares which remain available for grant under the Company’s 1997 Replacement Stock Incentive Plan (the “Replacement Plan”) upon its expiration and (y) the number of shares subject to awards granted under the Replacement Plan which are not actually issued pursuant to such awards because such awards expire or are terminated, surrendered or cancelled without having been fully exercised or are forfeited in whole or in part or otherwise result in any Common Stock not being issued. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)    Per-Participant Limit. Subject to adjustment under Section 4(c), for Awards granted after the Common Stock is registered under the Exchange Act, the maximum number of shares with respect to which an Award may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

(c)    Adjustment to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to each outstanding Restricted Stock Award, and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the

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Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(c) applies and Section 8(e)(1) and/or Section 8(e)(2) also applies to any event, then Section 8(e)(2) or Section 8(e)(1) (in that order) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5.    Stock Options

(a)    General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b)    Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)    Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that no Option shall be granted at an exercise price of less than 100% of fair market value on the date of grant.

(d)    Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however that no Option will be granted for a term in excess of ten years.

(e)    Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)    Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)    in cash or by check, payable to the order of the Company;

(2)    except as the Board may otherwise provide in an Option Agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver

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promptly to the Company sufficient funds to pay the exercise price, (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price or (iii) delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by the Board in good faith (“Fair Market Value”), which Common Stock was owned by the Participant at least six months prior to such delivery;

(3)    to the extent permitted by the Board and explicitly provided in an Option Agreement (i) by delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) by payment of such other lawful consideration as the Board may determine; or

(4)    any combination of the above permitted forms of payment.

6.    Restricted Stock

(a)    Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, “Restricted Stock Award”).

(b)    Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7.    Other Stock-Based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

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8.    General Provisions Applicable to Awards

(a)    Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)    Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)    Board Discretion. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

(d)    Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e)    Acquisition Events; Change of Control Events

(1)    Consequences of Acquisition Events. Subject to Section 8(e)(2), upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall take any one or more of the following actions with respect to then outstanding Awards: (i) provide that outstanding Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code; (ii) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the “Acceleration Time”) prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants between the Acceleration Time and the consummation of such Acquisition Event; (iii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which

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(A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options; (iv) provide that all Restricted Stock Awards then outstanding shall become free of all restrictions prior to the consummation of the Acquisition Event; and (v) provide that any other stock-based Awards outstanding (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition Event, or (B), if applicable, shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company.

(2)    Consequences of Change of Control Events. Except to the extent otherwise provided in the instrument evidencing an Award or in any other agreement between a Participant and the Company, (i) upon the occurrence of a Change of Control Event, all Options and stock appreciation rights then outstanding shall automatically become immediately exercisable in full and (ii) the restrictions and conditions on all other Awards then outstanding shall automatically be deemed waived only if and to the extent, if any, specified (whether at the time of grant or otherwise) by the Board.

A “Change of Control Event” shall have the meaning set forth on Annex A hereto.

(3)    Assumption of Options Upon Certain Events. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

(f)    Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

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(g)    Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(h)    Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(i)    Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.    Miscellaneous

(a)    No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)    No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c)    Effective Date and Term of Plan.

(1)    The Plan was adopted by the Board on May 30, 1997 and approved by the stockholders of Waban Inc. on July 10, 1997 and by Waban Inc. as the sole stockholder of the Company on July 10, 1997. The Plan shall become effective on the date on which Waban Inc.

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completes the spin-off of the Company by distributing to the stockholders of Waban Inc., on a pro rata basis, in a tax-free distribution, all of the then outstanding shares of Common Stock of the Company (the “Distribution Date”).

(2)    No Awards shall be granted under the Plan after the completion of ten years from the Distribution Date, but Awards previously granted may extend beyond that date.

(d)    Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no Award granted to a Participant designated as subject to Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company’s stockholders.

(e)    Stockholder Approval. For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Section 162(m) of the Code.

(f)    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

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ANNEX A

DEFINITION OF CHANGE OF CONTROL EVENT

For the purpose of this Plan, a “Change of Control” shall mean:

(a)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (except that this proviso shall not apply to any individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(c)    Consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in section (c) of this definition shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets

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either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (iii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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Appendix D

BJ’S WHOLESALE CLUB, INC.

MANAGEMENT INCENTIVE PLAN

2003 Amendment and Restatement

1.    Purpose

The purpose of the BJ’s Wholesale Club, Inc. Management Incentive Plan (the “Plan”) is to provide officers and other employees who are key to the growth and profitability of BJ’s Wholesale Club, Inc. and its subsidiaries with reward opportunities commensurate with their performance relative to annual objectives.

2.    Definitions

Unless the context requires otherwise, the following expressions as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably, and that each comprehends the others.

“Committee” shall mean the BJ’s Wholesale Club, Inc. Incentive Plan Committee, consisting of the President and Chief Executive Officer of BJ’s Wholesale Club, Inc., who shall serve as the Chairman of the Committee; the Chairman of the Board of BJ’s Wholesale Club, Inc.; the Chief Financial Officer of BJ’s Wholesale Club, Inc.; and others who from time to time are designated by the Chairman of the Committee to serve as members of the Committee.

“Company” shall mean BJ’s Wholesale Club, Inc. and its subsidiaries.

“ECC” shall mean the Executive Compensation Committee of the Board of Directors of BJ’s Wholesale Club, Inc.

“Effective Date” of this Amendment and Restatement shall mean January 26, 2003.

“Fiscal Year” shall mean the period ending on the last Saturday in January, and commencing on the Sunday following the last Saturday in January of the preceding calendar year.

“Participant” shall mean an officer or other employee of the Company who is designated a participant pursuant to Section 4 below.

“Performance Criteria” shall mean the standards of measurement of Company performance and individual performance for each Performance Period as established by the Committee and the ECC pursuant to paragraph (a) of Section 5 below.

“Performance Goals” shall mean the levels of performance with respect to each Performance Criterion at which awards are payable pursuant to this Plan. Performance goals are established by the Committee and the ECC pursuant to paragraph (b) of Section 5 below.

“Performance Period” shall mean a part or all of a Fiscal Year as determined by the ECC, or, with respect to the Fiscal Year in which the Effective Date occurs, the remainder of such Fiscal Year.

3.    Administration

This Plan shall be administered by the ECC, which in its sole discretion may take into account recommendations of the Committee. The ECC shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan; and to make all other determinations necessary or advisable for its administration.

Any person objecting to any interpretation, rule, determination or other action made or taken by the Committee or the ECC which affects said person shall have the right to appeal in writing to the ECC, setting forth the objections in reasonable detail, provided that such appeal shall be made within 90 days after promulgation of such interpretation, rule, or other determination, or such additional time as the ECC shall deem reasonable.

The ECC shall not be bound to any standards of uniformity or similarity of action, interpretation or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before the ECC. Its determination shall be binding on all parties.

No member or former member of the Committee, the ECC, or the Board of Directors of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any award or payment made under the Plan.

4.    Eligibility

For each Performance Period, the ECC shall designate, based upon recommendations of the Committee, Participants to receive annual management incentive awards, subject to the terms and conditions of the Plan. Participants in the Plan shall be key employees of the Company, including such executives and other employees of the Company as the ECC shall, at any time, designate as Participants for said Performance Period.

5.    Description of Awards

(a)    Designation of Performance Criteria. At the commencement of each Performance Period, the Committee shall recommend, for the ECC’s approval, one or more Performance Criteria for said Performance Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighting thereof may vary by Participant and may be different for different Performance Periods. Such Performance Criteria shall include only the following measures: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment.

(b)    Performance Goals. At the commencement of each Performance Period, the Committee shall establish a range of Performance Goals from minimum to target to maximum

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for each Performance Criterion for said Performance Period. Performance Goals may vary by Participant and may be different for different Performance Periods.

At any time designated by the ECC during a Performance Period or thereafter, but prior to award payment, appropriate adjustments in the Performance Goals may be made to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, changes in accounting practices or such other matters as the Committee shall, in its sole discretion, determine, subject to paragraph (d) below.

Performance Goals and any adjustments thereto shall be reported to the ECC. The ECC shall have the right at its election to reject any Performance Goals or adjustments and direct reconsideration by the Committee.

(c)    Award Opportunity. At the commencement of each Performance Period, the Committee shall assign to each Participant the minimum, target, and maximum award opportunities to be earned for said Performance Period based upon the Participant’s position and ability to impact annual performance relative to goals during the Performance Period. Said award opportunities are subject to the approval of the ECC. Award opportunity may be expressed as a fixed amount or as a percentage of the Participant’s base salary earned for the Performance Period. No individual award opportunity in any calendar year shall exceed $1,000,000 or, if less, 100% of the base salary earned by the Participant for the applicable Performance Period.

From time to time, discretionary awards, in addition to the annual management incentive awards, may be made by the Committee to any Participant due to outstanding performance or extraordinary circumstances which occur during the Performance Period. No discretionary award shall be made to any Participant whose compensation is subject to the approval of the ECC, unless such award shall be approved by the ECC. All discretionary awards shall be reported to the ECC for each Performance Period.

(d)    Adjustments to Performance Goals for Certain Officers. The Committee shall make no adjustments to the Performance Goals whose effect is to increase the incentive payment to the Chief Executive Officer or to other executive officers as of the end of the fiscal year who are named in the proxy statement, except for the following:

(1)	Events classified as extraordinary items or discontinued operations or presented as special nonrecurring charges (or income) in accordance with generally accepted accounting principles.

(2)	Disposal of a business segment or a group of two or more warehouse stores, a major administrative unit, or major assets, if quantified and disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K.

(3)	Conversion of convertible bonds or preferred stock convertible into common stock; a repurchase by the Company of outstanding shares of

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stock, if such a repurchase has a material impact on the performance that is being measured; or an increase in the number of shares of common stock for earnings per share calculation purposes due to a new equity or convertible debenture offering, but not by exercise of stock options, restricted stock or other stock-based awards under the Company’s 1997 Stock Incentive Plans or any similar plan.

(4)	Balance sheet recapitalization or restructuring that materially alters the allocation between debt and equity for the Company.

(5)	Changes in accounting practice to comply with new legislation or with rules promulgated by the Securities and Exchange Commission or the Financial Accounting Standards Board and changes in tax laws that affect tax rates, credits, or the definition of taxable income, if material.

(6)	Unusual and material losses beyond the Company’s control, such as acts of God (e.g., earthquake or widespread hurricane damage).

(7)	Reserves for future period events which will not occur until after the performance measurement period.

(8)	Adjustments attributable to prior periods in the case of a newly acquired business.

(9)	Adjustments of goals made immediately after completion by the Company’s independent public accountants of the audit of the Company’s financial statements for the fiscal year immediately preceding the Performance Period, made solely to “true-up” goals that were based on estimated results for said preceding year.

(10)	Gains and losses from sales of a minority interest in a subsidiary.

(11)	Net incremental expense incurred by the Company as a result of opening new warehouse stores in excess of the number incorporated in the Performance Goals. The amount of the adjustment shall be equal to the average operating loss incurred by new warehouse stores opened by the Company in the same fiscal year.

In no event, however, shall the Committee make any adjustment which would cause incentive awards not to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

6.    Determination of Awards

(a)    Upon completion of each Performance Period and certification of the Company’s financial statements by the Company’s independent public accountants for the Fiscal Year included in such Performance Period, the ECC will review performance relative to Performance

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Goals, as adjusted from time to time in accordance with paragraph (b) of Section 5 above, and certify the value of the awards for each Performance Period.

Achievement of all Performance Goals will result in payment of a Participant’s target award. Failure to achieve Performance Goals will result in a decrease or elimination of the Participant’s award. Exceeding performance goals will result in an award greater than the target award but not greater than the maximum award.

(b)    If an employee becomes a Participant after the beginning of an existing Performance Period, an award shall be made for such Participant for a separate Performance Period designated by the ECC.

(c)    Except as otherwise provided in an employment agreement, in the event of termination of employment of a Participant for any reason prior to the last day of the Performance Period, a Participant shall have no further rights under the Plan thereafter and shall not be entitled to payment of any award.

If termination of employment occurs (i) by reason of death, (ii) due to normal retirement under a retirement plan of the Company, or (iii) due to early retirement after age 55 with the consent of the Company, the ECC may, in its sole discretion, value and direct that some portion of the award be deemed earned and payable, taking into account the duration or employment during the Performance Period, the Participant’s performance, and such other matters as the ECC shall deem appropriate.

In the event of termination of employment for cause, as defined and determined by the ECC in its sole discretion, no payment shall be made with regard to any prior or current Performance Period.

(d)    If a Participant shall be actively employed less than a full Performance Period because of an accident or illness but shall complete active employment during one-half of the weeks of said Performance Period, the incentive award otherwise payable to said Participant for said Performance Period shall not be reduced because of a failure of active employment because of such accident or illness.

If a Participant shall be actively employed less than one-half of the weeks of a full Performance Period because of an accident or illness and receives short-term income protection, short-term disability or long-term disability payments or any combination thereof, during the portion of the Performance Period the participant was not actively employed, said Participant shall receive that portion of her or his incentive award, if any, for said Performance Period determined by multiplying the award that would otherwise have been paid to the Participant for such Performance Period by a fraction, the numerator of which is the number of days of such Participant’sactive employment during the Performance Period and the denominator of which is the total number of days in the Performance Period. The time during which a Participant receives sick leave and/or vacation payments shall be deemed active employment time. Time during which a Participant receives short-term income protection, short-term disability and/or long-term disability payments shall not be deemed active employment time.

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7.    Payment of Awards

As soon as practicable after valuation of the award for each Performance Period, payment will be made in cash with respect to the award earned by each Participant.

8.    Deferral of Awards

Participants who are designated by the ECC as being eligible to participate in the Company’s General Deferred Compensation Plan may elect to defer all or a portion of their awards in accordance with the terms of such General Deferred Compensation Plan.

9.    Designation of Beneficiary

(a)    Subject to applicable law, each Participant shall have the right to file with the Company, to the attention of the ECC or the Committee, a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may from time to time revoke or change the beneficiary by filing a new designation with the ECC or the Committee. The last such designation received by the ECC or the Committee shall be controlling; provided, however, that no designation, change, or revocation thereof shall be effective unless received by the ECC or the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to receipt.

(b)    If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon the Participant’s death shall be made to the Participant’s estate by the Committee. If the Committee is in doubt as to the right of any person to receive any amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company, the Committee and the ECC therefor.

10.    Notices

Each Participant whose employment relationship with the Company has terminated, either voluntarily or involuntarily, shall be responsible for furnishing the Committee or the Chief Financial Officer of the Company with the current and proper address for mailing of notices and the delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

11.    Rights of Participants

Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or such Participant’s legal representative or designated beneficiary, or other persons.

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If and to the extent that any Participant or his legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

12.    No Employment Rights

Nothing in the Plan or any other document describing or referring to the Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

13.    Certain Payments Upon a Change of Control

If, upon a Change of Control (as defined in Annex A hereto) of the Company, amounts payable or that would or might be payable in respect of an individual under the Plan instead are paid to such individual or such individual’s estate or beneficiary pursuant to any change of control severance plan or agreement, or any similar plan, agreement or arrangement to which the Company is a party, payments in respect of such individual hereunder shall be reduced pro tanto.

14.    Nonalienation of Awards

No amounts payable or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, nor shall they be subject to attachment, garnishment, execution, or other creditor’s processes.

15.    Withholding Taxes

The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes from payments to the Participant.

16.    Termination, Amendment, and Modification

The Committee, ECC or the Board of Directors may from time to time amend, modify, or discontinue the Plan or any provision hereof; provided that if shareholder approval of such action is required or the awards will not continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, then such action will not be effective until such approval is obtained. No amendment to, or discontinuance or termination of, the Plan shall, without the written consent of the Participant, adversely affect any rights of such Participant that have vested. This Plan shall continue until terminated by the Committee, ECC or the Board of Directors of the Company.

17.    Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

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18.    Controlling Law

This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

19.    Miscellaneous Provisions

(a)    All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.

(b)    If any Participant shall also participate in other annual incentive plans of the Company, the ECC shall determine the amount, if any, by which such Participant’s award under the Plan shall be adjusted, so as to coordinate the benefits under the Plan with the other plans.

(c)    The Committee or the ECC may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payments may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation or benefits of other associates, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

2003 Amendment and Restatement

Approved by the Board

Date: April 17, 2003

Approved by the Stockholders

Date:

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ANNEX A

DEFINITION OF CHANGE IN CONTROL

For the purposes of this Plan, a “Change of Control” shall mean:

(a)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (except that this proviso shall not apply to any individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(c)    Consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in section (c) of this definition shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person

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(excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (iii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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Appendix E

BJ’S WHOLESALE CLUB, INC.

GROWTH INCENTIVE PLAN

2003 Amendment and Restatement

WHEREAS, the Participants are in high-level management positions in the Company or its subsidiaries and are key to the long-term success of the Company;

WHEREAS, the Company desires to provide an incentive to focus the Participants’ attention and efforts on long-term growth and profitability;

NOW THEREFORE, the Company hereby adopts the Plan, as hereinafter set forth, effective as of the Effective Date.

ARTICLE 1

DEFINITIONS

The following terms as used in the Plan shall have the following meanings:

“Award Period” shall mean a period of a certain number of consecutive fiscal years (or portions thereof), as determined by the Committee in its discretion. Award Periods may overlap and employees may participate simultaneously with respect to more than one Award Period.

“Committee” shall mean the Executive Compensation Committee of the Board of Directors of BJ’s Wholesale Club, Inc.

“Company” shall mean BJ’s Wholesale Club, Inc. and its subsidiaries.

“Effective Date” of this Amendment and Restatement shall mean January 26, 2003.

“Incentive Measurement” shall mean any one or combination of the following objective measures of performance or growth, as the Committee shall determine: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment.

“Incentive Unit” shall mean an incentive unit granted to each Participant, the value of which equals a certain percentage of the growth in the Incentive Measurement achieved over the Award Period, as determined by the Committee.

“Participant” shall mean an employee in a high-level management position in the Company who is selected by the Committee, in its discretion, to be a participant in the Plan.

“Plan” shall mean the BJ’s Wholesale Club, Inc. Growth Incentive Plan, as herein set forth, including any and all amendments hereto and restatements hereof.

ARTICLE 2

BENEFITS UNDER THE PLAN

2.1    Granting of Awards.

(a)    The Grant. On or before the commencement of each Award Period, the Committee shall determine (i) which employees shall be Participants in the Plan, (ii) the amount of Incentive Units to be granted to each Participant, and (iii) the method or formula for determining the value of each Incentive Unit, based on the Incentive Measurement.

(b)    Payment Dates. On or before the commencement of each Award Period, the Committee shall determine (i) the date or dates on or about which payment in respect of Incentive Units shall be made, and (ii) the amount of each Participant’s Incentive Units which may be redeemed on such payment dates. One such payment date shall occur at some time within three (3) months after the end of the Award Period and other payment date(s) may occur one (1) or more years after such date (the “Deferred Payment Date”).

2.2    Value of Incentive Units. On or before the commencement of each Award Period, the Committee shall determine (i) the factor(s) comprising the Incentive Measurement, and (ii) the Incentive Measurement’s base value, i.e., the value against which growth shall be measured. Notwithstanding the prior sentence, the Incentive Measurement’s base value may be appropriately adjusted by the Committee, pursuant to Section 2.5(i) hereof, after the certification of the Company’s financial statements by the Company’s independent public accountant for the fiscal year immediately preceding the commencement of the Award Period. In the Committee’s discretion, Incentive Measurements may vary with respect to Incentive Unit grants made to individual Participants or groups of Participants.

2.3    Award Opportunity. Upon the completion of each Award Period and the certification of the Company’s financial statements by the Company’s independent public accountants for the last fiscal year in said Award Period, the Committee shall cause to be re-valued the Incentive Measurement in order to determine the growth over the Incentive Measurement’s base value and, thus, the value of each Incentive Unit. Notwithstanding anything to the contrary herein contained or implied, the Committee may make appropriate adjustments to the value of the Incentive Measurement to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, changes in accounting practices, or such other matters as the Committee, in its discretion, shall determine; however, the Committee shall make no adjustments to the performance criteria whose effect is to increase the growth incentive payment to the Chief Executive Officer or to other executive officers as of the end of the year who are named in the proxy statement, except as provided in Section 2.5 hereof.

2.4    Payment of Awards.

(a)    Employees on Last Day of Award Period or Deferred Payment Date. Participants employed by the Company on the last day of the Award Period shall be entitled to receive payment (to the extent not deferred) as soon as practicable thereafter; Participants employed on the Deferred Payment Date shall be entitled to receive payment of deferred

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amounts, if applicable, as soon as practicable thereafter. Notwithstanding anything to the contrary herein contained or implied, in no event shall a Participant’s incentive payment for an Award Period exceed $2,000,000 in any calendar year.

(b)    Termination of Employment in the Event of Death, Disability or Retirement. If the termination of employment of a Participant occurs before the end of an Award Period due to: (i) death, (ii) disability (as defined under the Company’s long-term disability plan), or (iii) retirement on or after the attainment of age fifty-five (55), the Participant shall be entitled to pro- rated payment in respect of Incentive Units, determined as of the end of the fiscal year in which the Participant’s termination of employment due to death, disability or retirement occurs. Payment shall be made as soon as practicable following the end of the fiscal year in which termination of employment due to death, disability or retirement has occurred. In the event of termination of employment due to death, disability or retirement after the end of the Award Period and prior to a Deferred Payment Date, payment with respect to any outstanding deferred payment amount shall be made as soon as practicable after such termination.

(c)    Termination of Employment for Any Reason Other than Death, Disability or Retirement. In the event of the Participant’s termination of employment for any reason other than death, disability or retirement prior to the end of the Award Period, the Participant shall have no rights under the Plan and shall not be entitled to receive payment with respect to any Incentive Unit. In the event of the Participant’s termination of employment for any reason other than death, disability or retirement prior to a Deferred Payment Date, the Participant shall not be entitled to receive payment with respect to any outstanding deferred payment amount.

2.5    Restrictions on Adjustments to Incentive Measurement. The Committee shall make no adjustments to the Incentive Measurement whose effect is to increase the growth incentive payment to the Chief Executive Officer or to other executive officers as of the end of the year who are named in the proxy statement, except for the following:

(a)    Events classified as extraordinary items or discontinued operations or presented as special nonrecurring charges (or income) in accordance with generally accepted accounting principles.

(b)    Disposal of a business segment or a group of two or more warehouse stores, a major administrative unit, or major assets, if quantified and disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K.

(c)    Conversion of convertible bonds or convertible preferred stock into common stock; a repurchase by the Company of outstanding shares of stock, if such a repurchase has a material impact on the Incentive Measurement; or an increase in the number of common shares for earnings per share calculation purposes due to a new equity or convertible debenture offering, but not by stock options, restricted stock or other stock-based awards under the Company’s 1997 Stock Incentive Plans or any similar plan.

(d)    Balance sheet recapitalization or restructuring that materially alters the allocation between debt and equity for the Company.

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(e)    Changes in accounting practice to comply with new legislation or with rules promulgated by the Securities and Exchange Commission or the Financial Accounting Standards Board and changes in tax laws that affect tax rates, credits, or the definition of taxable income, if material.

(f)    Unusual and material losses beyond the Company’s control, such as acts of God (e.g., earthquake or widespread hurricane damage).

(g)    Reserves for future period events which will not occur until after the performance measurement period.

(h)    Adjustments attributable to prior periods in the case of a newly acquired business.

(i)    Adjustments of the Incentive Measurement’s base value made immediately after completion of the audit of the fiscal year immediately preceding the Award Period, made solely to “true-up” amounts that were based on estimated results for said preceding year.

(j)    Gains and losses from sales of a minority interest in a subsidiary.

(k)    Net incremental expense incurred by the Company as a result of opening new warehouse stores in excess of the number incorporated in the Incentive Measurement. The amount of the adjustment shall be equal to the average operating loss incurred by new warehouse stores opened by the Company in the same fiscal year.

In no event, however, shall the Committee make any adjustment which would cause incentive awards not to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 3

DESIGNATION OF BENEFICIARY

Each Participant shall have the right to file with the Committee a written designation of one or more persons as beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may modify the beneficiary designation by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation or modification thereof shall be effective unless received by the Committee prior to the Participant’s death.

If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, the amount payable under the Plan upon the Participant’s death shall be made to the Participant’s surviving spouse; if there is no surviving spouse, payment shall be made to the Participant’s estate.

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ARTICLE 4

PLAN ADMINISTRATION AND INDEMNIFICATION

4.1    Plan Administration. This Plan shall be administered by the Committee. The Committee shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to interpret the terms and provisions of the Plan; and to make all other determinations necessary or advisable for its administration. The Committee’s determination shall be final and binding on all parties.

4.2    Indemnification. The Company shall indemnify and save harmless each member of the Committee against all expenses and liabilities arising out of membership on such Committee, excepting only expenses and liabilities arising from such member’s own gross negligence or willful misconduct, as determined by the Board of Directors or outside counsel designated by the Board of Directors.

ARTICLE 5

EFFECT ON EMPLOYMENT RIGHTS

The Plan shall not constitute an employment contract and nothing contained in the Plan shall confer upon the Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

ARTICLE 6

CHANGE OF CONTROL

In the event of the merger, sale, consolidation, dissolution, liquidation, or Change of Control of the Company (as defined in Annex A hereto), the Committee shall thereupon cause to be re-valued the Incentive Measurement, in the manner described herein, and shall provide that Incentive Units be redeemed as soon as practicable thereafter in lieu of payments that would otherwise be made under Article 2 hereof, regardless of when the end of the Award Period or Deferred Payment Date is scheduled to occur. Such re-valuation of the Incentive Measurement shall be determined based on (i) the Company’s actual performance or growth with respect to those fiscal years within the Award Period which have ended prior to the merger, sale, consolidation, dissolution, liquidation, or Change of Control, plus (ii) for the fiscal year in which occurs the merger, sale, consolidation, dissolution, liquidation, or Change of Control, the Company’s projected performance or growth as provided in the fiscal year’s financial plan (as presented to the Company’s Board of Directors at the beginning of the fiscal year) pro-rated based on the number of days in said fiscal year preceding the merger, sale, consolidation, dissolution, liquidation, or Change of Control.

ARTICLE 7

AMENDMENT OR TERMINATION OF THE PLAN

The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Committee; provided that if shareholder approval of such action is required or the awards will not continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, then such action will not be effective

5

until such approval is obtained. No such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under this Plan if the end of the Award Period has occurred prior to the date of such amendment, suspension or termination.

ARTICLE 8

NON-ASSIGNMENT

The right to benefits hereunder shall not be assignable, and the Participant shall not be entitled to have such payments commuted or made otherwise than in accordance with the provisions of the Plan.

ARTICLE 9

CONSTRUCTION

9.1    Heading and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

9.2    Singular Includes Plural. Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

ARTICLE 10

RELEVANT LAW

This Plan shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts to the extent such laws are not preempted by federal law.

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ANNEX A

DEFINITION OF CHANGE IN CONTROL

For the purposes of this Plan, a “Change of Control” shall mean:

(a)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (except that this proviso shall not apply to any individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(c)    Consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in section (c) of this definition shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business

7

Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (iii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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BJ’s WHOLESALE CLUB, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8214

EDISON, NJ 08818-8694

Voter Control Number

[                        ]

Your vote is important. Please vote immediately.

Vote-by-Internet 1. Log on to the Internet and go to http://www.eproxyvote.com/bj 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	OR	Vote-by-Telephone 1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR the election of directors and FOR Proposals 2, 3 and 4.

BJ’s WHOLESALE CLUB, INC.

1.	Election of Directors. (Please see reverse)

	FOR		WITHHELD
FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
☐ For all nominees except as written above

2.	Approval of the amendment of the 1997 Stock Incentive Plan to permit a one-time stock option exchange program as described in the accompanying proxy statement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the 2003 Amendment and Restatement of the Management Incentive Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Approval of the 2003 Amendment and Restatement of the Growth Incentive Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Mark box at right if you plan to attend the Annual Meeting.	☐
Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

Signature:____________________________ Date:__________Signature:____________________________ Date:__________

As part of BJ’s Wholesale Club, Inc.’s ongoing efforts to reduce expenses, we are asking our stockholders to authorize us to send only one copy of stockholder publications to their respective households. If you are receiving multiple copies of stockholder reports at your address and wish to eliminate them for the account shown on the attached proxy card, please write or call our Investor Relations Department, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760, telephone: (508) 651-6650. You will continue to receive your proxy mailings for shares held in this account.

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as a BJ’s Wholesale Club, Inc. stockholder.

DETACH HERE

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PROXY

BJ’s WHOLESALE CLUB, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders, May 22, 2003

The undersigned hereby appoints Frank D. Forward, Thomas J. Shields and Kellye L. Walker, and each of them singly, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of BJ’s Wholesale Club, Inc., at the Annual Meeting of Stockholders of BJ’s Wholesale Club, Inc. to be held at Crowne Plaza Hotel, 1360 Worcester Street (Route 9), Natick, Massachusetts, on Thursday, May 22, 2003 at 11:00 a.m., and at all adjournments thereof, which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote on the following as specified below:

The Board of Directors recommends a vote FOR the following:

Election of Directors for a term to expire in 2006.

Nominees: 01. Bert N. Mitchell and 02. Michael T. Wedge

Proposals 2, 3 and 4

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. Please sign and return this card if you are voting by mail.

THIS PROXY, WHEN PROPERLY EXECUTED ON THE REVERSE SIDE OF THIS CARD, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?